UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934

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☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to 240.14a-11(c) or 240.14a-12

M.D.C. Holdings, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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M.D.C. HOLDINGS, INC.

4350 South Monaco Street, Suite 500

Denver, Colorado 80237

April 27, 2007

To Our Shareowners:

You are invited to attend the 2007 Annual Meeting of Shareowners (the “Meeting”) of M.D.C. Holdings, Inc. (the “Company”) to be held at 4350 South Monaco Street, 6th Floor, Assembly Room, Denver, Colorado, on Monday, June 25, 2007, at 8:00 a.m., Denver time.

Following this letter is the formal notice of the Meeting and a Proxy Statement describing the matters to be acted upon at the Meeting. Shareowners also are entitled to vote on any other matters that properly come before the Meeting.

While some of our shareowners have exercised their right to vote their shares in person, we recognize that most of you are unable to attend the Meeting. Accordingly, enclosed is a proxy card that enables shareowners to vote their shares on the matters to be considered at the Meeting, even if they are unable to attend. Please mark the proxy card to indicate your vote, date and sign the proxy card and return it to the Company in the enclosed postage-paid envelope as soon as conveniently possible. If you desire to vote in accordance with management’s recommendations, you need not mark your vote on the proxy card, but need only sign, date and return it in the enclosed postage-paid envelope.

WHETHER YOU OWN FEW OR MANY SHARES OF STOCK, PLEASE BE SURE YOU ARE REPRESENTED AT THE MEETING BY ATTENDING IN PERSON OR BY RETURNING YOUR PROXY CARD AS SOON AS POSSIBLE.

Sincerely,

Larry A. Mizel

Chairman of the Board

i

M.D.C. HOLDINGS, INC.

4350 South Monaco Street, Suite 500

Denver, Colorado 80237

NOTICE OF ANNUAL MEETING OF

SHAREOWNERS

To Our Shareowners:

The 2007 Annual Meeting of Shareowners (the “Meeting”) of M.D.C. Holdings, Inc. (the “Company”) will be held at 4350 South Monaco Street, 6th Floor, Assembly Room, Denver, Colorado, on Monday, June 25, 2007, at 8:00 a.m., Denver time, to consider and act upon the following matters:

1.	the election of Michael A. Berman, Herbert T. Buchwald and Larry A. Mizel as Class I Directors for three-year terms expiring in 2010; and

2.	such other business as properly may come before the Meeting and any postponements or adjournments thereof.

Only shareowners of record at the close of business on April 27, 2007, the record date, will be entitled to vote at the Meeting.

Management and the Board of Directors desire to have maximum representation at the Meeting and respectfully request that you date, execute and timely return the enclosed proxy in the postage-paid envelope provided.

BY ORDER OF THE BOARD OF DIRECTORS,

Joseph H. Fretz

Secretary

April 27, 2007

ii

M.D.C. HOLDINGS, INC.

4350 South Monaco Street, Suite 500

Denver, Colorado 80237

PROXY STATEMENT

ANNUAL MEETING OF SHAREOWNERS

June 25, 2007

GENERAL INFORMATION

Time, Place and Purposes of Annual Meeting

This proxy statement (the “Proxy Statement”) is furnished in connection with the solicitation of proxies by the Board of Directors (the “Board of Directors” or the “Board”) of M.D.C. Holdings, Inc. (the “Company”) to be used at the Annual Meeting of Shareowners of the Company (the “Meeting”) to be held at our principal executive offices, 4350 South Monaco Street, 6th Floor, Assembly Room, Denver, Colorado 80237, on Monday, June 25, 2007, at 8:00 a.m., Denver time, and any postponements or adjournments thereof. The Meeting is being held for the purposes set forth in the accompanying Notice of Annual Meeting of Shareowners. This Proxy Statement, the accompanying proxy card and the Notice of Annual Meeting, collectively referred to as the “Proxy Materials,” are first being sent to shareowners on or about May 2, 2007.

Solicitation

The enclosed proxy is being solicited by the Board of Directors of the Company, which will pay the cost of solicitation. In addition to solicitations by mail, solicitations may be made in person, by telephone or by other means of communication by Directors, officers and employees of the Company. The Company will reimburse bankers, brokers and others holding shares in their names or in the names of nominees or otherwise for reasonable out-of-pocket expenses incurred in sending the Proxy Materials to the beneficial owners of such shares. Although we presently do not intend to do so, in the event that we retain the services of a proxy solicitation firm to solicit proxies, we would pay all reasonable costs associated with such firm, which we anticipate would not exceed $10,000 plus costs and expenses.

Shareowners Sharing an Address

The broker, bank or other nominee of any shareowner who is a beneficial owner, but not the record holder, of the Company’s common stock, $.01 par value (the “Common Stock”) may deliver only one copy of this Proxy Statement and our 2006 Annual Report to Shareowners on Form 10-K (the “Annual Report”) to multiple shareowners sharing an address, unless the broker, bank or nominee has received contrary instructions from one or more of the shareowners.

In addition, with respect to shareowners of record, in some cases, only one copy of this Proxy Statement and our Annual Report may be delivered to multiple shareowners sharing an address, unless the Company has received contrary instructions from one or more of the shareowners. Upon written or oral request, the Company will deliver free of charge a separate copy of this Proxy Statement and our Annual Report to a shareowner at a shared address to which a single copy was delivered. You can notify your broker, bank or other nominee (if you are not the record holder) or the Company (if you are the record holder) that you wish to receive a separate copy of our proxy statements and annual reports in the future, or alternatively, that you wish to receive a single copy of the materials instead of multiple copies. The Company’s contact information for these purposes is: M.D.C. Holdings, Inc., telephone number: (303) 773-1100, Attn: Corporate Secretary, 4350 South Monaco Street, Suite 500, Denver, CO 80237.

Voting Proxies

Shares of Common Stock represented by properly executed proxy cards received by the Company in time for the Meeting will be voted in accordance with the instructions specified in the proxies. Unless contrary instructions are indicated on a proxy, the shares of Common Stock represented by such proxy will be voted FOR the election as Directors of the nominees named in this Proxy Statement.

If your shares are held by a broker, bank or other nominee (often referred to as holding in “street name”) and you wish to attend the Meeting, you will need to bring a legal proxy from the broker, bank or other nominee reflecting your share ownership as of April 27, 2007 (the “Record Date”) and government issued picture identification of yourself. All shareowners must check in at the registration desk at the meeting.

Vote Required and How Votes Are Counted

Holders of shares of the Company’s Common Stock at the close of business on the Record Date are entitled to notice of, and to vote at, the Meeting. Holders include participants in our 401(k) savings plan who have investments in Common Stock within that plan. The trustee of the 401(k) savings plan is authorized to vote the shares of Common Stock held in participant accounts as directed by the participants so long as the direction is consistent with the trustee’s duties under ERISA. If the 401(k) trustee does not receive voting instructions from a participant, or if instructions are not received in a timely fashion, the trustee will vote the participant’s shares of Common Stock in the same proportions as the participants who affirmatively directed their shares of Common Stock to be voted, unless the trustee determines that a pro rata vote would be inconsistent with its fiduciary duties under ERISA. If the trustee makes such a determination, the trustee will vote the Common Stock as it determines to be consistent with its fiduciary duties under ERISA.

As of the Record Date, approximately 45,722,000 shares of Common Stock were issued and outstanding.

The Company’s By-Laws provide that the holders of one-third of the shares of Common Stock issued and outstanding and entitled to vote, present in person or represented by proxy, constitute a quorum for transacting business at the Meeting. Shareowners who are present in person or represented by proxy, whether they vote for, against or abstain from voting on any matter, will be counted for purposes of determining whether a quorum exists. Broker non-votes, described below, also will be counted as present for purposes of determining whether a quorum exists. Each share of Common Stock issued and outstanding on the Record Date is entitled to one vote on each matter presented at the Meeting. The affirmative vote of the holders of a plurality of the shares of Common Stock present in person or represented by proxy and entitled to vote at the Meeting will be required for the election of a nominee to the Board of Directors.

Rules of the New York Stock Exchange (the “NYSE”) determine whether proposals presented at shareowner meetings are “routine” or “non-routine.” If a proposal is routine, a broker holding shares for an owner in street name may vote on the proposal without voting instructions from the owner. If a proposal is non-routine, the broker may vote on the proposal only if the owner has provided voting instructions. A “broker non-vote” occurs when a proxy is received from a broker and the broker has not voted with respect to a particular matter because the broker has not received voting instructions from the beneficial owner of the shares and the broker either lacks or declines to exercise the authority to vote the shares in its discretion. The uncontested proposal to elect directors is a routine proposal under the rules of the NYSE. As a result, brokers holding shares for an owner in street name may vote on the proposals even if no voting instructions are provided by the beneficial owner.

The following table reflects the vote required for the proposal and the effect of broker non-votes, withhold votes and abstentions on the vote, assuming a quorum is present at the Meeting:

Proposal	Vote Required	Effect of Broker Non-Votes, Withhold Votes and Abstentions
Election of Directors	The three nominees who receive the most votes will be elected	Broker non-votes, withhold votes and abstentions have no legal effect

Management and the Board of Directors of the Company know of no other matters to be brought before the Meeting. If any other proposals are properly presented to the shareowners at the Meeting, the number of votes required for approval will depend on the nature of the proposal. Generally, under Delaware law and our By-Laws, the number of votes required to approve a proposal is the affirmative vote of a majority of the shares of Common Stock present in person or represented by proxy and entitled to vote at the Meeting. The proxy card gives discretionary authority to the proxy holders to vote on any matter not included in this Proxy Statement that is properly presented to the shareowners at the Meeting and any adjournments or postponements thereof. The persons named as proxies on the proxy card are Paris G. Reece III, the Company’s Executive Vice President, Chief Financial Officer and Principal Accounting Officer, and Michael Touff, the Company’s Senior Vice President and General Counsel.

Revocability of Proxy

The giving of the enclosed proxy does not preclude the right of a shareowner to vote in person. A proxy may be revoked at any time prior to its exercise by notice of revocation in writing sent to the Secretary of the Company, by presenting to the Company a later-dated proxy card executed by the person executing the prior proxy card or by attending the Meeting and voting in person.

Annual Report

The Company’s 2006 Annual Report, including the Company’s 2006 audited financial statements, is enclosed with these Proxy Materials. Except to the extent expressly referenced in this Proxy Statement, the Annual Report is not incorporated into this Proxy Statement.

CORPORATE GOVERNANCE

For years, the Company has had corporate governance measures in place. Among the measures the Company already had in place, and other measures that the Company has implemented more recently, are the following:

Director Independence

NYSE listing standards require that the Board of Directors be comprised of a majority of independent directors. Securities and Exchange Commission (“SEC”) rules and NYSE listing standards require that audit committees be comprised solely of independent directors. NYSE listing standards also require that corporate governance/nominating committees and compensation committees be comprised solely of independent directors.

Under the NYSE listing standards, no director qualifies as “independent” unless the Board of Directors affirmatively determines that the director has no material relationship with the Company, either directly or as a partner, shareholder or officer of an organization that has a relationship with the Company. Material relationships can include commercial, industrial, banking, consulting, legal, accounting, charitable and familial relationships, among others. As permitted by the NYSE listing standards, the Board has adopted the following categorical standards to assist in determining whether a director of the Company (“Director”) is independent:

Unless there exists a material relationship between the Company and a Director of the Company, such Director will be deemed “independent” if:

1.	The Director has not been an employee of the Company, and no immediate family member of the Director has been an executive officer of the Company, within the last three years.

2.

The Director has not received, and no immediate family member of the Director has received, during any twelve-month period within the last three years, more than $100,000 per year in direct compensation from the Company, other than (a) director and committee fees and pension or other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service), (b) compensation paid to the Director for former service as an interim chairman, chief executive officer or other executive officer of the Company, or (c) compensation paid to an immediate family member of the Director as an employee of the Company (other than an executive officer of the Company).

3.	(a) Neither the Director nor an immediate family member of the Director is a current partner of a firm that is the Company’s internal or external auditor; (b) the Director is not a current employee of such a firm; (c) the Director does not have an immediate family member who is a current employee of such a firm and who participates in the firm’s audit, assurance or tax compliance (but not tax planning) practice; or (d) neither the Director nor an immediate family member of the Director was within the last three years (but is no longer) a partner or employee of such a firm and personally worked on the Company’s audit within that time.

4.	Neither the Director nor an immediate family member of the Director is, or has been within the last three years, employed as an executive officer of another company where any of the Company’s present executives at the same time serves or served on the other company’s compensation committee.

5.	The Director is not a current employee, and no immediate family member of the Director is a current executive officer, of a company that has made payments to, or received payments from, the Company for property or services in an amount which, in any of the last three fiscal years, exceeds the greater of $1 million or 2% of such other company’s consolidated gross revenues.

The Board of Directors also has adopted the following, additional standards of independence with respect to members of the Company’s Audit Committee:

A Director will be deemed “independent” for purposes of Rule 10A-3 promulgated under the Securities Exchange Act of 1934, as amended, provided:

1.	The Director has not directly or indirectly accepted any consulting, advisory, or other compensatory fee from the Company (or any subsidiary), other than (1) in the Director’s capacity as a member of the Board of Directors and any Board committee, (2) fixed amounts under a retirement plan for prior service or (3) dividends to shareowners.

2.	The Director has not been an “affiliated person” of the Company (or any subsidiary), apart from his/her capacity as a member of the Board or any Board committee. An “affiliated person” means a person that directly or indirectly through one or more intermediaries controls, or is controlled by, or is under common control with, the Company.

The foregoing standards are available on the investor relations section of Company’s web site, www.richmondamerican.com.

This year, as it did in 2006, the Company’s Board of Directors has determined the independence of Directors based on a review conducted by the Corporate Governance/Nominating Committee. This determination included consideration of the fact that California Bank & Trust, of which Mr. Blackford is the Chief Executive Officer, is one of the 23 participating lenders in the Company’s Second Amended and Restated Credit Agreement dated March 22, 2006, and that Mr. Blackford has no direct or indirect material interest with respect to the credit agreement. The Board determined that each of Messrs. Michael A. Berman, David E. Blackford, Steven J. Borick, Herbert T. Buchwald and William B. Kemper have no material relationship with the Company, each is independent under the rules of the SEC and the NYSE listing standards, each meets the foregoing standards of independence adopted by the Board and each is an “outside director” within the meaning of Section 162(m) of the Internal Revenue Code and the regulations thereunder.

Frequent Meetings of the Board of Directors and Audit Committee

For years, the Board of Directors and the Audit Committee generally have held regular monthly meetings and additional meetings as necessary. In 2002, the Board held 11 regularly scheduled meetings and 11 special meetings, and the Audit Committee met 11 times. During 2003, the Board held 11 regularly scheduled meetings and 10 special meetings, and the Audit Committee met 11 times. In 2004, the Board held 12 regularly scheduled meetings and 10 special meetings, and the Audit Committee met 17 times. In 2005, the Board held 12 regularly scheduled meetings and 9 special meetings, and the Audit Committee met 18 times. Most recently, in 2006, the Board held 12 regularly scheduled meetings and 2 special meetings, and the Audit Committee met 16 times.

Asset Management Committee

Even prior to passage of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”) and the new SEC and NYSE corporate governance requirements, the Company had in place an Asset Management Committee (“AMC”). The Company currently has three separate AMCs, each of which includes at least one member of our senior management. The AMCs generally meet weekly to review all proposed land acquisitions and review other proposed non-land transactions at or above certain thresholds. Land acquisitions and other transactions that exceed certain thresholds also are reviewed by an executive committee of senior officers and the Board of Directors.

Lead Director

On February 20, 2006, the Board designated Herbert T. Buchwald, an independent member of the Board, as Lead Director for a one-year term commencing March 1, 2006. On January 22, 2007, the Board reappointed Mr. Buchwald as Lead Director for a one-year term commencing March 1, 2007. Mr. Buchwald is the Chairman of the Audit Committee, a member of the Compensation, Legal and Corporate Governance/Nominating Committees, is the Company’s Audit Committee Financial Expert and serves on the board of M.D.C. Land Corporation (“MDC Land”), a wholly owned subsidiary of the Company. Among other responsibilities, the Lead Director advises the Chairman of the Board as to the quality, quantity and timeliness of the flow of information to permit the non-management Directors to effectively and responsibly perform their duties, assists in providing effective corporate governance in the management of the affairs of the Board and the Company, advises the Chairman as to an appropriate schedule of Board and Committee meetings, provides input as to meeting agendas and topics, coordinates and provides guidance to the committee chairmen and non-management Directors in the performance of their duties, coordinates the agenda for and presides at executive sessions of the non-management Directors, facilitates the process of conducting Committee and Board self-evaluations, acts as a liaison between the non-management Directors and the Chairman of the Board, as deemed necessary, and performs such other responsibilities as may be delegated to the Lead Director by the Board from time to time.

Corporate Governance/Nominating Committee

In 2003, the Board of Directors established a Corporate Governance/Nominating Committee, consisting of Messrs. Kemper, Buchwald and Blackford, who serves as its Chairman. On November 20, 2006, and effective as of that date, the Board appointed Mr. Berman as an additional member of the Company’s Corporate Governance/Nominating Committee. Each member of the committee is independent as defined in the listing standards of the NYSE. The organization, functions and responsibilities of the committee are described in the Corporate Governance/Nominating Committee charter, which is posted under the corporate governance documents on the investor relations section of the Company’s website, www.richmondamerican.com. See also “Information Concerning the Board of Directors” below.

Corporate Governance Guidelines

Upon the recommendation of the Corporate Governance/Nominating Committee, the Board of Directors adopted a set of corporate governance guidelines to implement requirements of the NYSE. These guidelines, as amended, are posted under the corporate governance documents on the investor relations section of the Company’s website, www.richmondamerican.com, and are available without charge to any shareowner who requests a copy by writing to the Corporate Secretary at the address listed above.

Equity Ownership Guidelines for Directors

In order to evidence the financial alignment of the Company’s Directors with the interests of the Company’s shareowners, the Corporate Governance/Nominating Committee has established Equity Ownership Guidelines for Directors of the Company. Under these guidelines, each Director is encouraged to acquire and maintain ownership of Common Stock with an acquisition value of not less than ten times the annual amount of the retainer paid for serving on the Board of Directors (currently $48,000 paid $4,000 per month). Each Director is encouraged to achieve this goal within five years of the adoption of the guidelines in March of 2005 and, for any Director who was not serving on the Board at the time the guidelines were adopted, the Director is requested to achieve the goal set forth in the guidelines within five years after election or appointment to the Board.

Regularly Scheduled Executive Sessions of Non-Management Directors

The Company’s corporate governance guidelines provide for the non-management Directors to meet at regularly scheduled executive sessions without management present. At least once a year, the independent Directors meet in an executive session including only independent Directors. The Lead Director presides at the executive sessions. In order that interested parties may be able to contact non-management Directors, such persons may use the procedures established by the Audit Committee for receipt of complaints and concerns. These procedures are posted under the corporate governance documents on the investor relations section of the Company’s website, www.richmondamerican.com. Alternatively, communications may be sent directly to Mr. Blackford, Chairman of the Corporate Governance/Nominating Committee, at 1900 Main Street, 2nd Floor, Irvine, CA 92614.

Committee Charters

Upon the recommendations of the Audit Committee and the Compensation Committee, respectively, the Board of Directors has adopted re-stated charters for those committees, designed to comply with the applicable requirements of the amended NYSE listing standards and SEC regulations. The Board of Directors also has adopted a charter for the Corporate Governance/Nominating Committee. These charters are posted under the corporate governance documents on the investor relations section of the Company’s website, www.richmondamerican.com, and are available without charge to any shareowner who requests a copy by writing to the Corporate Secretary at the address listed above.

Corporate Code of Conduct

For years, the Company has had in place a Corporate Code of Conduct designed to provide that all persons associated with the Company, including employees, officers and Directors, follow the Company’s compliance program and legal and ethical obligations and conduct themselves accordingly. The Corporate Code of Conduct includes, among other things, a code of ethics for senior financial officers and Audit Committee complaint procedures, as required by the Sarbanes-Oxley Act and SEC regulations. The Corporate Code of Conduct, the code of ethics for senior financial officers and the Audit Committee complaint procedures for handling confidential complaints regarding accounting or auditing matters are posted under the corporate governance documents on the investor relations section of the Company’s website, www.richmondamerican.com, and are available without charge to any person who requests a copy by writing to the Corporate Secretary at the address listed above.

ELECTION OF DIRECTORS

The Company’s Certificate of Incorporation provides for three classes of Directors with staggered terms of office, to be divided as equally as possible. Nominees of each class serve for terms of three years (unless a nominee is changing to a different class) and until election and qualification of their successors or until their resignation, death, disqualification or removal from office.

The Board of Directors currently consists of eight members, including three Class I Directors whose terms expire in 2007, two Class II Directors whose terms expire in 2008 and three Class III Directors whose terms expire in 2009. At the Meeting, three Class I Directors are to be elected to three-year terms expiring in 2010. The nominees for the Class I Directors are Messrs. Michael A. Berman, Herbert T. Buchwald and Larry A. Mizel. All of the nominees presently serve on the Board of Directors of the Company.

Mr. Berman joined the Board of Directors in 2006. The Company’s Lead Director recommended Mr. Berman for consideration by the Corporate Governance/Nominating Committee. On April 24, 2006, on the recommendation of the Corporate Governance/Nominating Committee, the Board of Directors increased the number of Directors on the Board from seven to eight and appointed Mr. Berman as a Class I Director to fill the vacancy on the Board, with a term expiring in 2007. On February 26, 2007, based on the recommendation of the Corporate Governance/Nominating Committee, the Board approved the nomination of Messrs. Berman, Buchwald and Mizel for election as a Class I Directors.

Unless otherwise specified, the enclosed proxy card will be voted FOR the election of Messrs. Berman, Buchwald and Mizel. Management and the Board of Directors are not aware of any reasons which would cause Messrs. Berman, Buchwald or Mizel to be unavailable to serve as Directors. If Messrs. Berman, Buchwald or Mizel become unavailable for election, discretionary authority may be exercised by the proxy holders named in the enclosed proxy card to vote for a substitute nominee or nominees proposed by the Board of Directors.

The Board of Directors recommends a vote FOR the election of Messrs. Berman, Buchwald and Mizel as Directors.

Certain information, as of April 27, 2007, the Record Date, with respect to Messrs. Berman, Buchwald and Mizel, the nominees for election, and the continuing Directors of the Company, furnished in part by each such person, appears below (unless stated otherwise, the named beneficial owner of shares possesses the sole voting and investment power with respect to such shares):

Name	Age	Positions and Offices with the Company and Other Principal Occupations	Shares Beneficially Owned as of the Record Date (1)(2)		Percentage of Class (3)

NOMINEES:

		Class I Terms Expire in 2007

Michael A. Berman	55	President of REX & Co.	25,000		*

Herbert T. Buchwald	76	Principal in the law firm of Herbert T. Buchwald, P.A. and President and Chairman of the Board of Directors of BPR Management Corporation	144,823		*

Larry A. Mizel	64	Chairman of the Board of Directors and Chief Executive Officer of the Company	7,923,444	(4)	17.0%

Name	Age	Positions and Offices with the Company and Other Principal Occupations	Shares Beneficially Owned as of the Record Date (1)(2)		Percentage of Class (3)

CONTINUING DIRECTORS:

		Class II Terms Expire in 2008

Gilbert Goldstein	88	Principal in the law firm of Gilbert Goldstein, P.C.	118,965		*

William B. Kemper	70	Private real estate investor	82,500		*

		Class III Terms Expire in 2009

Steven J. Borick	54	Director, President and Chief Executive Officer of Superior Industries International, Inc., President of Texakota, Inc. and a General Partner in Texakota Oil Company	50,500		*

David D. Mandarich	59	President and Chief Operating Officer of the Company	3,628,353	(5)	7.8%

David E. Blackford	58	President, Chief Executive Officer and Chairman of the Board of California Bank & Trust	56,000		*

*	Represents less than one percent of the outstanding shares of Common Stock.

(1)	Includes, where applicable, shares of Common Stock owned by such person’s children and spouse and by other related individuals or entities over whose shares such person may be deemed to have beneficial ownership.

(2)	Includes the following shares of Common Stock subject to options that are exercisable or become exercisable within 60 days of the Record Date at prices ranging from $18.47 to $78.89 per share: Michael A. Berman 25,000; Herbert T. Buchwald 127,575; Larry A. Mizel 784,698; Gilbert Goldstein 118,250; William B. Kemper 82,500; Steven J. Borick 50,000; David D. Mandarich 784,698; and David E. Blackford 50,000.

(3)	The percentage shown is based on the number of shares of Common Stock outstanding as of April 27, 2007 and includes shares of Common Stock actually owned and shares of Common Stock subject to options that are exercisable or become exercisable within 60 days of the Record Date. All shares of Common Stock which the person had the right to acquire within 60 days of that date are deemed to be outstanding for the purpose of computing the percentage of shares of Common Stock owned by such person, but are not deemed to be outstanding for the purpose of computing the percentage of shares of Common Stock owned by any other person.

(4)	Mr. Mizel has sole voting power over 787,604 shares, shared voting power over 7,135,840 shares, sole investment power over 787,604 shares and shared investment power over 7,135,840 shares.

(5)	Mr. Mandarich has sole voting power over 3,627,410 shares, shared voting power over 943 shares, sole investment power over 3,627,410 shares and shared investment power over 943 shares.

Other Information Relating to Directors

The following is a brief description of the business experience during at least the past five years of each nominee for the Board of Directors of the Company and each of the continuing members of the Board.

Michael A. Berman was appointed the president of Real Estate Equity Exchange, Inc. (Rex & Co.), a financial services firm located in San Francisco, California, in 2006. From 2005 to 2006, he served as chief executive officer of First Ascent Capital, a financial services firm located in New York. In addition, since 2002, he has been the chairman of Applied Capital Management, a private investment management firm located in Scottsdale, Arizona. From January 1990 until March 1999, Mr. Berman was employed by The Nomura Securities Co., Ltd. (Tokyo) group of companies, where he held several executive positions, including that of president and chief executive officer of Nomura Holding America Inc. and chairman of Capital America, Nomura’s commercial real estate lending subsidiary. On April 24, 2006, Mr. Berman was appointed to the Company’s Board of Directors with a term expiring in 2007. On September 27, 2006, he became a director of HomeAmerican Mortgage Corporation (“HomeAmerican”), the Company’s wholly owned mortgage lending subsidiary. On October 23, 2006, Mr. Berman was appointed as an additional member of the Audit Committee, on November 20, 2006, he was appointed to the Corporate Governance/Nominating Committee as an additional member and, on January 22, 2007, he was appointed to the Compensation Committee.

David E. Blackford has been employed with California Bank & Trust (“CB&T”) since 1998 and in May 2001 he was appointed chairman, president and chief executive officer. Previously, he served CB&T as managing director and as a member of the board of directors and the Senior Loan Committee for Real Estate Finance. Prior to 1998, he served as an executive officer in different financial institutions, including Bank One and Chemical Bank. He was appointed to the Company’s Board of Directors in April 2001. Mr. Blackford is Chairman of the Corporate Governance/Nominating Committee. Effective February 20, 2006, he was appointed to the Audit Committee and the Compensation Committee. He left the Compensation Committee on January 22, 2007.

Steven J. Borick was named president and chief executive officer of Superior Industries International, Inc. effective January 1, 2004. Mr. Borick had been named president and chief operating officer effective January 1, 2003 and, prior to that date, he served as executive vice president of that company. Mr. Borick has been a director of that company since 1981. Superior Industries International, Inc. is a NYSE-listed manufacturer of automobile wheels and suspension parts. Mr. Borick has been president of Texakota, Inc., an oil and gas exploration and development company, and general partner in Texakota Oil Company, a private oil and gas partnership, for the last nine years. Mr. Borick has been a Director of the Company since April 1987. He was a member of the Audit Committee, having left that committee effective February 20, 2006. He also was Chairman of the Compensation Committee until January 22, 2007, when he left that committee and was appointed to the Legal Committee.

Herbert T. Buchwald has been a principal in the law firm of Herbert T. Buchwald, P.A. and president and chairman of the board of directors of BPR Management Corporation, a property management company located in Denver, Colorado, for more than the past five years. He is an attorney admitted to practice before federal and state trial and appellate courts in Florida and Colorado. In addition, Mr. Buchwald has been engaged for over 30 years in the real estate development of residential and commercial properties in Florida, New Jersey and Colorado, serving as chief executive officer of various entities. Mr. Buchwald was appointed to the Company’s Board of Directors in March 1994 and is a member of the Audit, Compensation, Legal and Corporate Governance/Nominating Committees. On January 22, 2007, Mr. Buchwald was designated as Chairman of the Audit Committee. He also is a director of MDC Land. On February 20, 2006, the Board designated Mr. Buchwald as Lead Director for a one-year term commencing March 1, 2006, and on January 22, 2007, he was re-appointed as Lead Director for a second one-year term commencing March 1, 2007.

Gilbert Goldstein has been engaged in private law practice for more than the past five years as the principal in the law firm of Gilbert Goldstein, P.C. See “Certain Relationships and Related Transactions” below. Mr. Goldstein has been a Director since January 1976. Mr. Goldstein is the Chairman of the Legal Committee.

William B. Kemper has been engaged in private real estate investments, real estate development and property management since May 1982. Prior to May 1982, he was president of Gold Crown, Inc., a real estate development company. He also is a director of HomeAmerican. Mr. Kemper has been a Director since January 1972. He is a member of the Audit, Compensation and Corporate Governance/Nominating Committees. He was Chairman of the Audit Committee until January 22, 2007, when he was designated Chairman of the Compensation Committee.

David D. Mandarich was elected President and Chief Operating Officer of the Company in June 1999, having previously been elected Chief Operating Officer in March 1996, Co-Chief Operating Officer in September 1994 and Executive Vice President-Real Estate in April 1993. He was appointed a Director in March 1994. Mr. Mandarich also was a Director from September 1980 until April 1989.

Larry A. Mizel has served as Chairman of the Board of Directors and the Chief Executive Officer of the Company for more than five years and was elected President of the Company in March 1996. Mr. Mizel resigned as President of the Company in June 1999. Mr. Mizel has been a Director since founding the Company in January 1972. In 2003, Mr. Mizel was elected chairman of the board of the Simon Wiesenthal Center, an international human rights organization. Mr. Mizel was a member of the Legal Committee of the Company until leaving that committee on January 22, 2007.

Information Concerning the Board of Directors

During 2006, the Board of Directors held 12 regularly scheduled meetings and two special meetings. The Directors also considered Company matters and had numerous communications with the Chairman of the Board of Directors and other officials of the Company wholly apart from the formal Board meetings. In 2006, all of the Company’s Directors attended at least 75% of the total number of meetings of the Board of Directors and of the committees of the Board of Directors on which they served, except that Mr. Mizel attended all 14 Board meetings and three of nine Legal Committee meetings, representing attendance at 73.9% of the total number of meetings. Directors are expected to attend the Company’s annual meeting of shareowners and, to facilitate their attendance, annual meetings typically are scheduled the same day as a monthly Board meeting. In 2006, six of the seven Directors attended the annual meeting.

Security Holder Communications to the Board of Directors

The Company has two sets of procedures by which security holders may send communications directly to the Board of Directors. Security holders may use the procedures that the Audit Committee has adopted for handling confidential complaints regarding accounting or auditing matters. These procedures are posted under the corporate governance documents on the investor relations section of the Company’s website, www.richmondamerican.com. Alternatively, security holders may send communications directly to Mr. Blackford, Chairman of the Corporate Governance/Nominating Committee, at 1900 Main Street, 2nd Floor, Irvine, CA 92614.

Audit Committee

As of January 1, 2006, the Audit Committee of the Board of Directors consisted of Messrs. Borick, Buchwald and Kemper, who served as Chairman. Effective February 20, 2006, Mr. Borick left the committee and Mr. Blackford was appointed to the committee. On October 23, 2006, Mr. Berman was appointed as an additional member of the committee. Effective January 22, 2007, Mr. Buchwald was designated Chairman of the Audit Committee in the place of Mr. Kemper, who continues to serve on the committee. Each member of the Audit Committee is “independent” and “financially literate” in the judgment of the Board of Directors, as defined in the listing standards of the NYSE and the rules of the SEC. In addition, the Board of Directors has determined that Mr. Buchwald is an “audit committee financial expert” as defined by applicable SEC regulations. Mr. Buchwald acquired his audit committee financial expert attributes through his experience and qualifications described above under “Other Information Relating to Directors.”

The Audit Committee met 16 times during 2006. The organization, functions and responsibilities of the Audit Committee are described in the re-stated charter for the Audit Committee, which is posted on the investor relations section of the Company’s website, www.richmondamerican.com. The Audit Committee’s functions include oversight of the Company’s external auditors, review of the Company’s financial statements, review of the annual audit plan and results of the audit, review of any significant modification in accounting policies and oversight of the duties of the Company’s internal audit department.

Compensation Committee

As of January 1, 2006, the Compensation Committee consisted of Messrs. Buchwald, Kemper and Borick, who served as Chairman. Effective February 20, 2006, Mr. Blackford was appointed to the committee. Effective January 22, 2007, Mr. Kemper was designated Chairman of the Compensation Committee in the place of Mr. Borick, Mr. Berman was appointed to the committee, and Messrs. Borick and Blackford left the committee. During 2006, the Compensation Committee met nine times. Each member of the committee is independent in the judgment of the Board of Directors, as defined in the listing standards of the NYSE. The Compensation Committee approves executive compensation plans, reviews salaries, bonuses and other forms of compensation for officers and key employees of the Company, establishes salary levels, benefits and other forms of compensation for employees and addresses other compensation and personnel matters as the Board of Directors from time to time may request. The organization, functions and responsibilities of the Compensation Committee are described in the Compensation Committee’s restated charter, which is posted on the investor relations section of the Company’s website, www.richmondamerican.com.

For a discussion of the Company’s compensation philosophy and a description of the Company’s processes and procedures for the consideration and determination of executive and director compensation, see “Compensation Processes and Procedures” and “Compensation Discussion and Analysis” below.

Corporate Governance/Nominating Committee

As of January 1, 2006, the Corporate Governance/Nominating Committee consisted of Messrs. Kemper, Buchwald and Blackford, who served as Chairman. On November 20, 2006, Mr. Berman was appointed as an additional member of the committee. Each member of the committee is independent in the judgment of the Board of Directors, as defined in the listing standards of the NYSE. During 2006, the committee met seven times. The organization, functions and responsibilities of the Corporate Governance/Nominating Committee are described in the committee’s charter, which is posted on the investor relations section of the Company’s website, www.richmondamerican.com. The functions of the Corporate Governance/Nominating Committee include development of and recommendations as to corporate governance principles and codes of conduct, identification of individuals qualified to become Board members, the selection process for Director nominees and oversight of the self-evaluations of the Board and the Audit, Compensation and Corporate Governance/Nominating Committees.

Procedures for nominating persons for election to the Board are contained in the Company’s By-Laws and, accordingly, those procedures constitute the Company’s policy with regard to the nomination and consideration of Director candidates recommended by shareowners. The Corporate Governance/Nominating Committee will consider candidates identified by shareowners following the procedures set forth in the By-Laws. There have been no changes to these procedures in the last year.

The By-Laws provide that nominations of persons for election to the Board of Directors may be made at a meeting of shareowners by any shareowner entitled to vote for the election of Directors at the meeting who complies with the notice procedures set forth in the By-Laws. Specifically, such nominations shall be made pursuant to timely notice in writing to the Secretary of the Company. To be timely, a shareowner’s notice shall be delivered to, or mailed and received at, the principal offices of the Company not less than 60 days nor more than 90 days prior to the meeting; provided, however, that in the event that less than 75 days’ notice or prior public disclosure of the date of the meeting is given or made to shareowners, notice by the shareowner to be timely must be so received not later than the close of business on the 10th day following the day on which such notice of the date of the meeting was mailed or such public disclosure was made. Such shareowner’s notice shall set forth in writing:

(a)	as to each person whom the shareowner proposes to nominate for election or re-election as a Director:

(i)	the name, age, business address and residence address of such person,
(ii)	the principal occupation or employment of such person,
(iii)	the class and number of shares of the Company which are beneficially owned by such person and
(iv)	any other information relating to such person that is required to be disclosed in solicitations of proxies for election of Directors pursuant to Rule 14(a) under the Securities Exchange Act of 1934 and any other applicable laws or rules or regulations of any governmental authority or of any national securities exchange or similar body overseeing any trading market on which shares of the Company are traded, and

(b)	as to the shareowner giving the notice:

(i)	the name and record address of the shareowner and
(ii)	the class and number of shares of the Company beneficially owned by the shareowner.

The chairman of the meeting shall, if the facts warrant, determine and declare to the meeting that a nomination was not made in accordance with the foregoing procedure, and, if so determined, shall so declare to the meeting and the defective nomination shall be disregarded.

The Corporate Governance/Nominating Committee believes that all candidates for the Board, including candidates recommended by shareowners, should have experience in appropriate areas and disciplines and that the criteria that should be considered in selecting candidates for the Board include, in addition to applicable requirements of law and of the NYSE, business experience, specific expertise, strength of character, judgment, and other factors deemed appropriate in adding value to the composition of the Board. Other than for compliance with the procedures set forth in the By-Laws, there is no difference in the manner in which the Corporate Governance/Nominating Committee evaluates nominees for director based on whether the nominee is recommended by a shareowner. At such times as may be appropriate, the Corporate Governance/Nominating Committee will lead the search for individuals qualified to become members of the Board, seeking candidates who have experience in appropriate areas and disciplines. The Committee has authority to engage search firms to identify candidates for nomination to the Board.

Legal Committee

During 2006, the Legal Committee consisted of Messrs. Buchwald, Mizel and Goldstein, who serves as its Chairman. Effective January 22, 2007, Mr. Borick was appointed as a member of the committee in the place of Mr. Mizel. During 2006, the Legal Committee met nine times. The Legal Committee has been active in reviewing legal issues affecting the Company’s business with the Company’s inside and outside counsel.

EXECUTIVE OFFICERS

Set forth below are the names and offices held by the executive officers of the Company as of the Record Date. The Board of Directors, after reviewing the functions performed by the Company’s officers, has determined that, for purposes of Section 16 of the Securities Exchange Act of 1934 (and the rules thereunder) and Item 401 of SEC Regulation S-K, only these officers are deemed to be officers or executive officers of the Company for reporting purposes under those respective legal provisions. The executive officers of the Company hold office until their successors are duly elected and qualified or until their resignation, retirement, death or removal from office. Biographical information on Messrs. Mizel and Mandarich, who serve as Directors and executive officers of the Company, is set forth under “Election of Directors” above. Biographical information for the other executive officers of the Company is set forth below.

Name	Offices Held as of April 27, 2007
Larry A. Mizel	Chairman of the Board of Directors and Chief Executive Officer
David D. Mandarich	President, Chief Operating Officer and a Director
Paris G. Reece III	Executive Vice President, Chief Financial Officer and Principal Accounting Officer
Michael Touff	Senior Vice President and General Counsel

Paris G. Reece III, 53, was elected Executive Vice President, Chief Financial Officer and Principal Accounting Officer of the Company in July 1999. He previously had been elected Senior Vice President in September 1994, Treasurer in September 1993, Chief Financial Officer in June 1990, Secretary in February 1990 and a Vice President of the Company in August 1988. Mr. Reece resigned as Treasurer of the Company in November 1996 and as Secretary of the Company in May 1996. Mr. Reece also is an officer, director or both of most of the Company’s subsidiaries.

Michael Touff, 62, was elected Senior Vice President and General Counsel of the Company in July 1999, having been elected previously as Vice President and General Counsel in December 1994. From August 1992 through December 1994, he was an officer in the law firm of Ireland, Stapleton, Pryor & Pascoe, P.C. Prior to August 1992, Mr. Touff was an officer in the law firm of Holmes & Starr, a Professional Corporation. Mr. Touff also is an officer, director or both of several of the Company’s subsidiaries.

COMPENSATION PROCESSES AND PROCEDURES

Scope of Authority of Compensation Committee

The Compensation Committee has the authority to oversee all employee compensation levels, including benefits. Its goal is to have the Company develop compensation levels that will attract, retain, reward and motivate employees, and that are competitive with those prevailing in the marketplace and consistent with shareowner interests. The committee also administers the Company’s equity and other compensation plans, as they may be amended from time to time. The committee may delegate the day-to-day administrative duties of these plans to Company officers, employees and agents.

The primary components of the Company’s executive compensation have been: a base salary, annual performance-based bonuses and equity-based, long-term incentive compensation. The Compensation Committee has discretionary authority to award other forms of executive compensation.

The Compensation Committee reviews and establishes the base salaries for all of the executive officers annually. The base salaries of Mr. Mizel, the Chief Executive Officer, and Mr. Mandarich, President and Chief Operating Officer, are established in accordance with their employment agreements with the Company. These salaries may not be reduced below those for the prior year without the executive’s consent unless the salaries of the ten Company officers with the highest annual base salaries are reduced below their base salaries for the current or prior year. In such case, the executive’s base salary shall be reduced proportionately.

The amount of the annual performance-based incentive bonus compensation for Messrs. Mizel and Mandarich under the M.D.C. Holdings, Inc. Executive Officer Performance-Based Compensation Plan adopted by the shareowners (as amended, the “Performance-Based Plan”) is determined by the formula set forth in that plan. This formula amount is subject to the Compensation Committee’s authority to reduce the amount, in its discretion. Also, the Compensation Committee has discretionary authority to award other compensation to the executive officers and exercises that authority to award annual bonus compensation for Mr. Reece, the Chief Financial Officer, and Mr. Touff, the Senior Vice President/General Counsel, based on individual performance and their role in achieving the Company’s results and objectives.

The Compensation Committee approves annual grants of stock options and/or restricted stock for the four executive officers based on individual performance and their role in achieving the Company’s results and objectives.

Historically, the Company’s Board of Directors, and not the Compensation Committee, has exercised the authority to consider and determine Director retainers and meeting fees. The non-employee Directors receive equity compensation pursuant to the M.D.C. Holdings, Inc. Stock Option Plan for Non-Employee Directors, approved by the shareowners in 2001, under which each non-employee Director is granted options to purchase 25,000 shares of Common Stock annually. The options are fully vested as of the date of grant.

Role of Executive Officers regarding Executive and Director Compensation

Company management makes recommendations to the Compensation Committee with respect to the design of compensation plans and specific recommendations for compensation levels for Company employees. The President and Chief Operating Officer, with the concurrence of the Chief Executive Officer, makes recommendations with respect to compensation of the Chief Financial Officer and the Senior Vice President and General Counsel. The Compensation Committee refers to the employment agreements of the Chief Executive Officer and the President and Chief Operating Officer, respectively, in making determinations with respect to those officers’ compensation. Company accounting personnel provide background data and studies to support management’s recommendations and to assist the committee in making its determinations. The committee generates its own data and consults with outside professionals, as it deems necessary.

As noted previously, the Board exercises the authority to consider and determine Director compensation. The executive officers, other than executive officers who are Directors, do not participate in those determinations or make recommendations as to Director compensation.

Role of Compensation Consultants

The Compensation Committee has the authority to retain outside counsel, consultants and other advisors to assist it in evaluating compensation or in otherwise discharging its duties and responsibilities. While neither the committee nor the Company has engaged professional compensation consultants, the committee has obtained and considered studies and reports published by professional compensation consulting firms and national financial institutions and engaged outside counsel to assist in the process of making its determinations and recommendations.

Processes and Procedures Utilized in Determining 2006 Executive Compensation

During the fourth quarter of each year, the Compensation Committee performs an extensive review of compensation for the executive officers. This review is the basis for setting the executive officers’ base salaries for the forthcoming year and, for the current year, determining their annual bonuses, including those granted under the Performance-Based Plan, and granting equity awards under the 2001 Equity Incentive Plan.

In connection with its deliberations concerning 2006 executive officer compensation, the Compensation Committee engaged outside counsel to advise the committee, review the documentary materials that were compiled and were being considered and oversee the process mandated by applicable law. The Compensation Committee had direct access to the Company’s accounting personnel (minimizing the involvement of the Company’s executive officers), who assembled extensive financial data, studies and reports that the Committee requested, including comparative peer group compensation and performance information. The homebuilder peer group companies (“Peer Group”) used for comparison include: Lennar Corporation, D.R. Horton, Inc., the Ryland Group, Inc., Toll Brothers, Inc., Hovnanian Enterprises, Inc., Standard Pacific Corp., KB Home, M/I Homes Inc., NVR, Inc., Pulte Homes, Centex Corporation, Meritage Homes Corporation and Beazer Homes, USA. The committee chose these companies because of their similarities to MDC’s core business and markets.

In addition, members of the Compensation Committee submitted their own input for consideration by the committee. The committee conducted a series of five meetings, attended by all the committee members, beginning in October 2006 and continuing through December 29, 2006, at which time the committee determined the 2006 and 2007 executive officer compensation levels described in the “Compensation Discussion and Analysis” below.

COMPENSATION DISCUSSION AND ANALYSIS

Overview

We believe that our ability to retain and motivate executive officers with the skills, experience and capacity to succeed in our competitive industry has been essential to the success of our Company and a significant factor in creating long-term value for our shareowners. Our compensation philosophy, discussed below, recognizes the value of rewarding our executive officers for their past performance and motivating them to continue to excel in the future. We seek to deliver fair, competitive and adequate compensation to our executive officers.

Compensation Philosophy and Objectives

The Compensation Committee is committed to the promotion of long-term shareowner value. It believes that appropriate compensation of the Company’s four executive officers (“Executive Compensation”), consisting of the Chief Executive Officer (“CEO”), the President and Chief Operating Officer (“COO”), the Executive Vice President and Chief Financial Officer (“CFO”) and the Senior Vice President and General Counsel, the Company’s chief legal officer (“CLO”), furthers this objective.

Philosophically, the Compensation Committee believes that Executive Compensation can best be aligned with the interests of the Company’s shareowners by not only focusing on the short-term earnings performance of the Company, but also considering risk management, financial condition and long-term prospects, giving appropriate recognition to the executive officers’ individual accomplishments and the role each has played in achieving the Company’s results and objectives.

In meeting its desire to maintain an alignment of Executive Compensation with long-term Company interests, the Compensation Committee historically has approved compensation to the CEO and the COO that includes (1) an annual base salary limited to a financial amount that qualifies for a business expense deduction under Section 162(m) of the Internal Revenue Code (“Section 162(m)”); (2) an annual incentive bonus calculated in accordance with the terms of the Performance-Based Plan approved by the shareowners; (3) incentive grants of stock options pursuant to the 2001 Equity Incentive Plan (and, before that, the 1993 Employee Equity Incentive Plan); and (4) other compensation provided by the CEO’s and the COO’s respective employment agreements.

The CFO and CLO historically have been compensated with (1) an annual base salary; (2) a discretionary annual bonus based on Company performance and individual achievements; and (3) incentive awards of restricted stock and incentive grants of stock options pursuant to the 2001 Equity Incentive Plan (and, before that, the 1993 Employee Equity Incentive Plan).

The Compensation Committee also has discretionary authority to award other forms of Executive Compensation. The Company’s executive officers have received other compensation customary for executive officers in the homebuilding industry, described below.

The total market capitalization value of the Company as measured by the closing price of the Company’s Common Stock on the NYSE at year-end (the “Market Capitalization Value”), compared on an annual and multi-year basis, has been a leading indicator, in the Compensation Committee’s opinion, of the success the Company has achieved in aligning Executive Compensation to long-term shareowner interests. Since their approval of the Performance-Based Plan in 1994, the Company’s shareowners experienced an increase in the Market Capitalization Value of the Company from approximately $94.5 million to $2.8 billion at the end of 2005, an increase of approximately 2,826%. From December 31, 2000 to the end of 2005, the Company’s shareowners experienced an increase in the Market Capitalization Value of the Company of approximately 296%. Similarly, the CEO and COO each have earned annual bonus payments, calculated pursuant to the Performance-Based Plan, which have increased from $700,000 in 1994 to $20.5 million for 2005, an increase of 2,829%, and from $6.3 million in 2000 to $20.5 million for 2005, an increase of approximately 225%.

In 2005, when the Market Capitalization Value of the Company decreased year-over-year by 6.8%, which was the first decrease since 1994, the Compensation Committee exercised its discretion to reduce the bonus amount from $25,180,382, the amount calculated under the Performance-Based Plan, to $20,500,000. This brought the CEO’s and the COO’s bonus awards in line with the reduction in value of the shareowners’ interests during that year – a reduction in the amount of their bonus of over $4.5 million each (18.6%) when compared to the calculated amount under the Performance-Based Plan.

Historically, rather than focusing on short-term goals, the Company’s executive leadership developed a disciplined strategy that balanced the pursuit of short-term gains in shareowner value with management of long-term risk. They translated that strategy into day-to-day operational, planning, budgetary and compensation management. The Compensation Committee recognized that the Company’s executive leadership, in understanding the cyclical nature of the homebuilding industry and anticipating an eventual market downturn, exhibited unusual foresight, preparation and restraint in managing risk, executing a long-term strategy of managing the Company’s land inventory, maintaining control over the building of speculative houses and minimizing the use of debt.

In evaluating Executive Compensation, the Compensation Committee considers numerous other factors, recognizing that the long-term shareowner interests may not necessarily be entirely or accurately reflected in the closing price of the stock traded on any one particular day (or even one year). The Committee considers a broad spectrum of additional factors, including, but not limited to, the Company’s performance and prospects; the role, leadership and accomplishments of the executive officers; the national and regional economic trends and conditions affecting the Company’s financial condition; and the relative performance and compensation of the executive officers with respect to the Company’s Peer Group.

Elements of Compensation

Base salaries, annual performance bonuses and long-term equity incentives are the primary compensation elements utilized by the Company to incentivize our executive officers to deliver maximum performance and enhanced value to our shareowners. In addition, our executive officers also receive other benefits, as outlined below. The Compensation Committee does not have a specific formula for allocating compensation among the various elements. Rather, the committee considers a compensation package for each executive officer, as a whole, that it believes to be fair and reasonable and in accordance with shareowner interests.

Section 162(m) generally disallows a tax deduction to publicly held companies for compensation over $1 million paid for any fiscal year to the chief executive officer and the other named executive officers. In order to encourage executive compensation that is linked to performance, the statute exempts qualifying performance-based compensation if specific requirements are met. The Company intends for awards under the Performance-Based Plan and the 2001 Equity Incentive Plan to qualify for the performance-based compensation exemption under Section 162(m). While the Company generally structures its Executive Compensation to comply with the exemption requirements of Section 162(m), the Company recognizes the need for flexibility in determining compensation levels that are not directly linked to financial performance of the Company. Therefore, in certain circumstances, it provides discretionary compensation that is not deductible when it believes it is in the interest of the Company and its shareowners.

Base Salary

The base salary for each of our executive officers provides the foundation for a fair and competitive compensation opportunity. The objective of the base salary is to provide a fixed element of total Executive Compensation in light of competitive compensation practices. The base salary rewards the executive’s core competence in the executive’s role relative to skills, experience and contributions to the Company, without any specific connection to the financial performance of the Company. The Compensation Committee chooses to award the base salary so that the executive has the assurance of a minimum base level of compensation in light of the executive’s qualifications and to retain the services of the executive.

The base salaries of Messrs. Mizel and Mandarich have been established in their employment agreements with the Company. The base salary may not be reduced below the base salary for the prior year without the executive’s consent unless the salaries of the ten Company officers with highest annual base salaries are reduced below their base salaries for the current or prior year. In such case, the executive’s base salary shall be proportionately reduced.

The Compensation Committee reviews and establishes the base salaries for all of the executive officers annually, based on salary recommendations provided by the Company management and, for Messrs. Mizel and Mandarich, in accordance with the provisions of their employment agreements. The Committee determined the amount of each executive’s base salary through application of the following factors:

•	Base salary levels for comparable positions in the Peer Group
•	Length of service
•	Individual and prior Company performance
•	Compensation studies
•	Tax considerations under Section 162(m)

Through the foregoing analysis, the Compensation Committee determined to keep the respective executive officers’ 2007 base salaries unchanged from levels in 2006.

This compensation element is the base level of compensation, in addition to which other compensation is paid to provide incentives for the executive’s performance and to support the executive in focusing on the success of the Company and maximizing shareowner value.

Annual Bonus

The objective of the cash bonuses we pay is to reward our executive officers for their individual accomplishments and for the Company’s overall performance during the past year and to provide an incentive for future performance.

For 2006, the annual bonus for our CEO and our COO was determined in accordance with the objective performance-based formula contained in the Performance-Based Plan. The performance goals set forth in the Performance-Based Plan provide for a bonus payment in the event that the Company’s Adjusted Pre-Tax Return on

Average Stockholders’ Equity (as defined below) for a fiscal year equals or exceeds 10%. If the Company’s Adjusted Pre-Tax Return on Average Stockholders’ Equity for a fiscal year equals or exceeds 10%, Messrs. Mizel and Mandarich each receive, in accordance with the terms of this plan, an amount equal to: (a) one and one half percent (1 1/2%) of the 10% goal; plus (b) three percent (3%) of the amount by which the Company’s Adjusted Pre-Tax Income for such year exceeds the 10% goal.

The Company’s “Adjusted Pre-Tax Return on Average Stockholders’ Equity” for a fiscal year is its Adjusted Pre-Tax Income for such year divided by the Company’s Average Stockholders’ Equity for that fiscal year. The Company’s “Adjusted Pre-Tax Income” for a fiscal year is the income (loss) before income taxes, extraordinary gain (loss) and cumulative effect of accounting changes of the Company and its consolidated subsidiaries for the year, as reported by the Company, increased by amounts accrued for (i) the payments determined pursuant to this plan; and (ii) non-production bonuses paid or to be paid by the Company. The Company’s “Average Stockholders’ Equity” for a fiscal year is the average of the Company’s year-end Total Stockholders’ Equity for the four fiscal years preceding the fiscal year of the Company for which bonus payments under this plan are being determined, as reported by the Company.

The Compensation Committee may reduce, but not increase, the amount of any payment determined pursuant to this plan, in its discretion. Any amounts to be paid pursuant to this plan are paid in cash.

For 2006, the Compensation Committee did not deem it appropriate or necessary to exercise its discretion to lower the bonus amount and determined that the CEO and COO bonuses would be the amount calculated under the Performance-Based Plan. This determination was based on, among other factors, the following:

•

The success of our executives was evidenced by the fact that, despite the emergence of challenging conditions in most of our Company’s markets, the 2006 operating results rank as the fourth highest in our history.

•	The Compensation Committee attributed much of our Company’s success to executive management’s commitment to MDC’s conservative lot acquisition strategy, not only in 2006, but also in prior years.
•

As market conditions continued to deteriorate across the country in 2006, management reduced the lots the Company controlled by 35%, thereby lowering our investment in land by more than $100 million and improving our cash flow.

•

At the same time, we increased our stockholders’ equity and book value per share by approximately 10%, reducing our debt to capital ratio to one of the lowest in the homebuilding industry, and increasing our cash and available borrowing capacity by 39% to more than $1.7 billion, the highest level in Company history.

•

The Market Capitalization Value of the Company on December 31, 2006 was approximately 7% lower than the year before, while the calculated payment under the plan was approximately 53% lower than the amount paid for 2005.

For 2006, the Compensation Committee awarded discretionary bonus amounts to our CFO and CLO. The Compensation Committee believes it is not in the best interests of the Company or its shareowners to award bonuses to these persons, in light of the positions they hold, based upon pre-set criteria pertaining to matters for which they may be responsible. Rather, the committee determined these amounts based on, among other factors, the Company’s actual financial performance and achievements described above, the success of Messrs. Reece and Touff, respectively, in addressing the challenges and issues faced by the Company during the course of 2006, the bonus amounts previously paid to each executive and bonus amounts paid by the Company’s Peer Group. A portion of Mr. Reece’s bonus was not tax deductible to the Company under Section 162(m).

The Committee chose to pay these amounts to reward each individual’s accomplishments in light of the results achieved by the Company, and as a continuing cash incentive for their performance.

Equity-Based Compensation

In conjunction with their base salary and cash bonus compensation for current performance, our executive officers are eligible for equity incentives under the Company’s shareowner approved 2001 Equity Incentive Plan.

The purpose of MDC’s 2001 Equity Incentive Plan is to grant those selected for participation in the plan, including the executive officers, with meaningful incentives to continue in the long-term service of the Company and create a direct interest in the future success of the operations of the Company by linking incentive compensation to increases in shareowner value. The plan has been a valuable tool in providing a financial incentive that attracts, retains and motivates some of the Company’s most qualified employees.

The Compensation Committee typically awards stock options and restricted stock subject to continued employment and future vesting requirements, in order to incentivize the employee to remain employed with the Company. All of the stock options and restricted stock awarded to executive officers in 2006 were subject to future vesting requirements.

In 2006, our CEO and COO were granted stock options under the 2001 Equity Incentive Plan. The options vest (become exercisable) as to 33-1/3% of the shares on each of the third, fourth and fifth anniversary dates of the grant, if the executive officer is employed on that date. In addition, the exercise price for half of the options awarded to the CEO and COO in 2006 were at an exercise price set at ten percent (10%) higher than the closing stock price on the date of the grant.

In 2006, our CFO and CLO were awarded both stock options and restricted stock under the 2001 Equity Incentive Plan. The options vest (become exercisable) as to 33-1/3% of the shares on each of the third, fourth and fifth anniversary dates of the grant if the executive officer is employed on that date. The restricted stock will vest (the restrictions on the stock will lapse) as to 25% of the shares each year over four years, beginning on the first anniversary of the date of the award if the executive officer is employed on that date.

The Compensation Committee considers the accounting impact of equity-based compensation when evaluating potential awards to the executive officers. The stock options were granted at an exercise price that equaled or exceeded the closing price of the Common Stock on the date of the grant. The restricted stock was valued at the closing price of the Common Stock on the date of grant.

The Compensation Committee chose to grant the stock options and restricted stock, in its discretion, to provide a long-term incentive for our executive officers to maximize shareowner value. The Committee determined the amount of each award considering the deemed value of the executive officer to the welfare of the Company, the meaningfulness of the grant to the executive officer, the level of prior grants, the amount of awards made to executive officers by the Company’s Peer Group in the homebuilding industry, the terms contained in the CEO and COO employment agreements and the level of other compensation earned by the Company’s executive officers. The Committee believes it established a balanced level of compensation in short term cash and long-term equity that presents a rewarding, competitive and meaningful incentive in furtherance of shareowner interests.

Other Compensation

Other compensation received by our executive officers consists of the matching contributions paid under the Company’s 401(k) savings plan (on the same basis as received by all other participants in that plan), as well as typical executive personal benefits consisting of, for the CEO and COO, automobile allowances, club dues, financial planning services, non-business use of Company aircraft and supplemental health insurance, for the CFO, an automobile allowance, club dues, non-business use of Company aircraft and supplemental health insurance, and for the CLO, an automobile allowance, non-business use of Company aircraft and supplemental health insurance.

The Board of Directors of the Company has determined that it is in the best interests of the Company for its CEO and its COO to use Company aircraft for non-Company business purposes, when the aircraft are not being utilized in the ordinary course of Company business. The incremental expense to the Company for non-business use of Company aircraft is reimbursed to the Company. The Company leases the aircraft to those executive officers on a non-exclusive basis when the aircraft are not required for Company business. The lease agreements, which have been filed with the SEC on Form 8-K, require the officers to pay each month the Incremental Expenses incurred by the Company for each flight, as defined in the lease agreements. The Incremental Expenses represent the maximum reimbursement permitted by the Federal Aviation Administration in Federal Aviation Regulation Part 91.501(d). For 2006, our CEO and our COO paid in advance $410,680 and $75,221, respectively, for future non-business aircraft use. They each incurred, respectively, $328,486 and $56,268, in actual lease payments for 2006. Accordingly, they each had a credit balance at the end of the year of $82,194 and $18,953, respectively. To the extent the fair market value charter rate of the aircraft exceeds the executive officer’s lease payments, income is imputed to the executive officer and the executive officer pays income tax on such amounts. In addition, when seats on the aircraft are available on a business flight and occupied for non-business purposes, income is imputed to the executive officer, and the executive officer pays federal income tax based on the Standard Industry Fare Level (“SIFL”) rules of the Internal Revenue Service. The executive officers also pay federal excise tax for the non-business use of the aircraft.

The objective of these benefits is to provide conveniences to the CEO and COO that promote their health and welfare and allow them to make better use of their time, resulting in a more efficient contribution to the success of the Company.

Employment Agreements

Mr. Mizel and Mr. Mandarich (each an “Executive” or together the “Executives”) each entered into an Employment Agreement with the Company effective October 1, 1997, and restated as of February 26, 2003 (the “Employment Agreements”). The Employment Agreements provide for each Executive’s continued employment by the Company: Mr. Mizel as Chairman and Chief Executive Officer, and Mr. Mandarich as President and Chief Operating Officer. The initial term of each Employment Agreement continued through September 30, 2002. The term of each Employment Agreement is extended automatically for two additional years unless either the Company on the one hand or either Executive on the other hand elects to terminate by notice in writing delivered to the other at least six months prior to the expiration of the then current term, subject to earlier termination as provided pursuant to the terms of the Employment Agreement (the “Employment Term”). Neither the Company nor either Executive has delivered notice to terminate an Employment Agreement.

The base salaries of the Executives have been established in their Employment Agreements with the Company. The base salary may not be reduced below the base salary for the prior year without the Executive’s consent unless the base salaries of the ten Company officers with highest annual base salaries (“Senior Officers”) are reduced below their base salaries for the current or prior year, in which case the Executive’s base salary shall be proportionately reduced. The Compensation Committee reviews and establishes the base salaries for all of the executive officers annually, considering base salary levels for comparable positions at peer companies in the homebuilding industry, length of service, individual and Company performance and other matters.

Messrs. Mizel and Mandarich also are to be paid annual incentive compensation (“Annual Incentive Compensation”) pursuant to the Performance-Based Plan and long-term incentive compensation pursuant to the Company’s employee equity incentive plans (the “Equity Plans”).

In their respective Employment Agreements, the Company has agreed to pay each of Messrs. Mizel and Mandarich a retirement benefit (“Retirement Benefit”) in consideration of such executive officer’s past, present and future services to the Company. The Retirement Benefit will be equal to 70% of the Executive’s highest base salary during the final three years of the Employment Term. The Retirement Benefit will be payable in monthly installments commencing on the first day of the month following the last day of such executive officer’s Employment Term and will continue for the duration of the Executive’s life. If Mr. Mizel and Mr. Mandarich each retired at the end of 2006, their annual Retirement Benefits would approximate $700,000 and $581,000, respectively. See “Pension Benefits at December 31, 2006” below.

In the event of the Executive’s death (while totally disabled or otherwise) after his Retirement Benefit has commenced to be paid, the Company shall continue to pay such Retirement Benefit to his beneficiary until five years after such commencement. If the Executive’s Retirement Benefit has not commenced on the date of his death, the benefit will commence to be paid to his beneficiary on the first day of the month following his date of death and will continue for five years after his date of death.

Each Employment Agreement also provides for medical insurance benefits (the “Medical Insurance Benefit”). Under this Medical Insurance Benefit, the Company has agreed to pay for medical insurance coverage for the Executive for the duration of his life. This applies while the Executive is employed, for the duration of the Executive’s lifetime after employment, after the date of disability if the Executive becomes totally disabled, after the date of the Executive’s termination without cause or after the Executive’s election to terminate his employment following a Change in Control or Material Change (as defined below). The Medical Insurance Benefit provides coverage and benefits that are at least comparable to that provided to actively employed Senior Officers of the Company. After the Executive is eligible for Medicare and the Company becomes a secondary payor (or its equivalent) pursuant to Medicare or other applicable law, the Company has agreed to provide and pay for secondary medical insurance coverage so that the combined primary and secondary coverage is equivalent to that provided to actively employed Senior Officers of the Company. In addition, the Medical Insurance Benefit provides comparable coverage for: (i) the Executive’s spouse for the duration of Executive’s life and if she survives the Executive for an additional twenty-four months after Executive’s death; and (ii) each of Executive’s children until such child is no longer a dependent of the Executive. However, the medical coverage for the Executive’s spouse and children will in no event extend beyond five years after the commencement of the Executive’s Retirement Benefit.

In addition, the Employment Agreements provide for reimbursement of certain expenses, and entitle each of the Executives to participate in the Company’s benefit plans.

The Company has agreed to provide each Executive with long-term disability benefits in an amount such that the after-tax amount per year received by the Executive would be equal to the after-tax amount of the Executive’s base salary in effect for the year in which the Executive becomes disabled. This disability benefit would be paid monthly until the earlier of (1) the end of the Executive’s disability or (2) the commencement of the Executive’s Retirement Benefit.

The Executive’s employment and the Employment Term will terminate upon the Executive’s death or upon his becoming totally disabled. If the Executive dies or becomes totally disabled during the Employment Term, the Executive or his estate, as the case may be, will be entitled to receive all benefits earned under the Performance-Based Plan and the Equity Plans as may be provided in those plans.

Messrs. Mizel and Mandarich may be terminated for cause, as defined in the Employment Agreements, in which event the Executive would be entitled only to his base salary earned through the date of termination and would not be entitled to any other amounts under his Employment Agreement. If an Executive is terminated without cause (which would include the Company’s election not to extend the term of the Employment Agreement and the Company’s termination of the Performance-Based Plan.), he will be entitled to receive (i) an amount equal to the aggregate base salary earned by the Executive during the three years prior to such termination, plus (ii) an amount equal to 300%, for Mr. Mizel, and 200%, for Mr. Mandarich, of the Annual Incentive Compensation paid for the year prior to termination, and (iii) the Retirement Benefit payable under the Employment Agreement commencing on the date of termination. In addition, in the event of termination without cause, each Executive’s options and other rights under the Equity Plans would vest immediately and the Executive and his spouse and dependents will be entitled to continued medical benefits as described above.

If a Change in Control (as described below) occurs, all options, dividend equivalents and other rights granted to Executives under the Equity Plans and any other Company plans would be accelerated and become exercisable immediately prior to the occurrence of the transaction giving rise to the Change in Control. If such a transaction is not consummated, the options would remain subject to the restrictions to which they were originally subject.

Within two years after a Change in Control or a Material Change (as described below), the Executive may terminate his employment, if not already terminated by the Company. In the event of such termination or a termination of employment by the Company without cause upon or within two years following a Change in Control, then: (A) each Executive shall receive the amounts payable in the event the Executive’s employment were terminated without cause as described above; (B) the Executive shall be entitled to the accelerated vesting of all options and rights as described above and, at the Executive’s election, if the Change in Control involves a two-tier tender offer, the Company will pay the Executive the difference between the exercise price of the otherwise unvested options and the price offered in the first tier, or adjust the option terms to provide the Executive new options with an equivalent value; and (C) with respect to the Retirement Benefit, either (1) the Company shall establish and fund an irrevocable grantor trust in conformance with the model trust set forth in Internal Revenue Service Revenue Procedure 92-64, or (2) the Company shall, if it so elects, pay to the Executive, in a lump sum cash payment, the amount that otherwise would be required to be contributed to such trust.

If the amounts payable upon the occurrence of a Change in Control or Material Change, either alone or together with any other payments which the Executive has the right to receive, would be subject to an excise tax as an “excess parachute payment” under Section 4999 of the Internal Revenue Code, each Executive agrees in his Employment Agreement that such aggregate amounts shall be paid in annual installments over the shortest period of time over which such aggregate amounts may be paid and not be treated as “excess parachute payments” under Section 4999.

For purposes of this description of the Employment Agreements, a “Change in Control” shall occur if:

(i) a report on Schedule 13D is filed with the SEC disclosing that any person, other than the Company or any employee benefit plan sponsored by the Company, or any Director as of the date of the Employment Agreements, or affiliate of such Director, is the beneficial owner, directly or indirectly, of twenty percent (20%) or more of the combined voting power of the then-outstanding securities of the Company;

(ii) any person, other than the Company or any employee benefit plan sponsored by the Company or any Director as of the date of the Employment Agreements, or affiliate of such Director, shall purchase securities pursuant to a tender offer or exchange offer to acquire any Common Stock (or securities convertible into Common Stock) for cash, securities or any other consideration, provided that after consummation of the offer, the person in question is the beneficial owner of twenty percent (20%) or more of the combined voting power of the then-outstanding securities of the Company;

(iii) the shareowners of the Company shall approve: (A) any consolidation or merger of the Company (1) in which the Company is not the continuing or surviving corporation; or (2) pursuant to which shares of Common Stock would be converted into cash, securities or other property; or (B) any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all or substantially all the assets of the Company; or

(iv) there shall have been a change in a majority of the members of the Board of Directors of the Company within a twelve month period, unless the election or nomination for election by the Company’s shareowners of each new Director during such twelve month period was approved by the vote of two-thirds of the Directors then still in office who were Directors at the beginning of such twelve month period.

For purposes of the Employment Agreements, a “Material Change” shall occur if:

(i) the Company makes any of certain specified adverse changes in an Executive’s reporting relationship, titles, functions, duties or responsibilities from those that the Executive occupied on the date of the last renewal or extension of the Executive’s Employment Agreement;

(ii) the Company assigns or reassigns the Executive (without his written permission) to another place of employment;

(iii) the Company reduces the Executive’s Base Salary, Annual Incentive Compensation or long-term incentive compensation or the manner in which such compensation is determined, or retirement benefits, unless such reduction similarly applies to all Senior Officers of the Company or the Company breaches the terms of the Employment Agreements; provided, however, that nothing in this clause (iii) shall be construed to permit the Company to reduce either Executive’s retirement benefit under the Employment Agreements, in any event, and regardless of whether such reduction would similarly apply to all Senior Officers of the Company; or

(iv) a purchaser of all or substantially all of the Company’s assets or any successor or assignee of the Company fails to assume the Employment Agreements.

See “Potential Payments Upon Termination or Change in Control” below for additional information.

Certain Other Change in Control Agreements

Messrs. Reece and Touff (each, an “Employee”) have entered into change in control agreements with the Company (the “Agreements”). The Agreements are effective January 26, 1998 and terminate on the earlier of termination of the Employee’s employment or December 31 of each year. Unless either party elects by notice in writing delivered to the other at least 90 days prior to December 31 of each year, the term of the Agreement will be renewed automatically for successive one-year terms. No notice has been delivered by either of the Employees or the Company. In addition, if an Agreement has not been terminated prior to a “Change in Control” (as defined below), upon a Change in Control, the term of an Agreement will extend automatically for two years following such Change in Control.

For purposes of the Agreements, the definition of “Change in Control” is generally the same as the definition of “Change in Control” in the description of the Employment Agreements above, except that the applicable percentage of beneficial ownership of outstanding securities of the Company is 50% rather than 20%.

For purposes of the Agreements, a “Change in Control Event” occurs if a Change in Control is followed by a “Material Change” within two years. A Material Change is defined in the Agreements to occur if the Employee’s employment is terminated without “cause” (as defined in the Agreements) or if, in general, any of the events set forth under the definition of “Material Change” described above with respect to the Employment Agreements takes place, taking into account the titles, positions and reporting relationships of the Employee.

Pursuant to the Agreements, if a Change in Control Event occurs, the Employee may elect within 90 days after the Change in Control Event to terminate the Employee’s employment, if not previously terminated by the Company, and to receive a Change in Control payment. The Change in Control payment equals two times the sum of the Employee’s base salary, in effect immediately prior to the Change in Control Event, plus the amount of the Employee’s last regular annual bonus, provided that the amount of such annual bonus shall not exceed 50% of the Employee’s annual base salary in effect immediately prior to the Change in Control Event.

If a Change in Control Event occurs, the Employee also would be entitled to continue to participate in the Company’s employee benefit plans, policies and arrangements that provide insurance and medical benefits on the same basis as provided to the Employee prior to the Change in Control Event for a period of twelve months after the date of termination of the Employee’s employment.

If a Change in Control as defined above occurs, all options, dividend equivalents and other rights granted to the Employee under any Company equity incentive plan shall be accelerated and become exercisable immediately prior to the closing of the Change in Control. If the Change in Control is not consummated, the Employee’s election to exercise such options and other rights shall be of no effect and the Employee’s options shall remain subject to their original restrictions.

Any amounts payable pursuant to the Agreement are in addition to any payments otherwise payable to the Employee pursuant to any agreement, plan or policy of the Company. If the amounts payable upon the occurrence of a Change in Control or Change in Control Event, either alone or together with other payments which the Employee has the right to receive, would be subject to an excise tax as an “excess parachute payment” under Section 4999 of the Internal Revenue Code, each Employee agrees in the Agreement that such aggregate amounts shall be paid in annual installments over the shortest period of time over which such amounts may be paid and not be treated as “excess parachute payments” under Section 4999.

See “Potential Payments Upon Termination or Change in Control” below for additional information.

SUMMARY COMPENSATION TABLE

The following table summarizes the compensation of our four executive officers for the fiscal year ended December 31, 2006.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)[1]	Option Awards ($) [1]	Non-Equity Incentive Plan Compensation ($) [2]	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($) [3]	All Other Compensation ($)		Total ($)
Larry A. Mizel, Chairman and CEO	2006	$1,000,000	N/A	N/A	$4,061,000	$9,606,169	$353,140	$324,323	[4]	$15,343,633

David D. Mandarich, President and Chief Operating Officer	2006	$830,000	N/A	N/A	$4,061,000	$9,606,169	$292,277	$78,142	[5]	$14,867,587

Paris G. Reece III, Executive Vice President, Chief Financial Officer and Principal Accounting Officer	2006	$440,000	$870,000	$109,000	$1,376,000	N/A	N/A	$30,792	[6]	$2,825,792

Michael Touff, Senior Vice President and General Counsel	2006	$353,000	$375,000	$81,000	$536,000	N/A	N/A	$21,996	[7]	$1,366,996

1 The amounts shown in the “Stock Awards” column and the “Option Awards” column represent the compensation cost recognized in 2006 for each of the executive officers with respect to such awards, as provided in SFAS 123(R). For a description of the assumptions used in valuing the awards, please see Note 15 to the Consolidated Financial Statements in the Company’s Annual Report on Form 10-K for the year ended December 31, 2006. Please see the “Grants of Plan-Based Awards Table” below for more information about the awards granted in 2006.

2 These non-equity incentive plan compensation amounts were paid in cash in January following the year indicated in accordance with the terms of the shareowner approved Performance-Based Plan. For a description of these amounts, please see “Annual Bonus” above.

3 Change in pension value reflects the aggregate change from December 31, 2005 to December 31, 2006 in the actuarial present value of accumulated Retirement Benefits and Medical Insurance Benefits provided for under Messrs. Mizel’s and Mandarich’s respective Employment Agreements.

4 Mr. Mizel’s “All Other Compensation” includes perquisites and other personal benefits of $316,823, which consist of an automobile allowance, club dues, financial planning, non-business use of Company aircraft and supplemental health insurance. The non-business use of aircraft amount for Mr. Mizel was valued at $272,308 in 2006. This amount consisted of: (1) the value of the non-business use of aircraft, calculated as the difference between the fair market value charter rate for the Company aircraft and the lease payments made by Mr. Mizel for the Incremental Expense to the Company; plus (2) income imputed to Mr. Mizel based on SIFL rules for otherwise vacant seats on business flights occupied for non-business use. Mr. Mizel recognizes and pays income tax on this amount.

5 Mr. Mandarich’s “All Other Compensation” includes perquisites and other personal benefits of $70,642, which consist of an automobile allowance, club dues, financial planning, non-business use of Company aircraft and supplemental health insurance. The non-business use of aircraft amount for Mr. Mandarich was valued at $47,044 in 2006. This amount consisted of: (1) the value of the non-business use of aircraft, calculated as the difference between the fair market value charter rate for the Company aircraft and the lease payments made by Mr. Mandarich for the Incremental Expense to the Company; plus (2) income imputed to Mr. Mandarich based on SIFL rules for otherwise vacant seats on business flights occupied for non-business use. Mr. Mandarich recognizes and pays income tax on this amount.

6 Mr. Reece’s “All Other Compensation” includes perquisites and other personal benefits of $15,997, which consist of an automobile allowance, club dues and non-business use of aircraft and supplemental health insurance.

7 Mr. Touff’s “All Other Compensation” includes perquisites and other personal benefits of $11,541, which consist of an automobile allowance, non-business use of aircraft and supplemental health insurance.

GRANTS OF PLAN-BASED AWARDS

The following table sets forth certain information with respect to stock and option awards granted to our executive officers under the shareowner-approved 2001 Equity Incentive Plan during the fiscal year ended December 31, 2006. For 2006 awards granted under the Performance-Based Plan, there are no future payouts or stock or option awards. Please see “Employment Agreements” above for a description of the material terms of Mr. Mizel’s and Mr. Mandarich’s Employment Agreements, and “Equity-Based Compensation” above for a description of the 2001 Equity Incentive Plan.

		Estimated Future Payouts Under Equity Incentive Plan Awards		Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Award ($)
Name	Grant Date	Target (#)
Larry A. Mizel	12/29/2006	90,000	[1]	$57.05	$2,101,500
Larry A. Mizel	12/29/2006	90,000	[2]	$62.76	$1,982,700
David D. Mandarich	12/29/2006	90,000	[1]	$57.05	$2,101,500
David D. Mandarich	12/29/2006	90,000	[2]	$62.76	$1,982,700
Paris G. Reece III	12/29/2006	70,000	[1]	$57.05	$1,634,500
Paris G. Reece III	12/29/2006	876	[3]	N/A	$50,000
Michael Touff	12/29/2006	30,000	[1]	$57.05	$700,500
Michael Touff	12/29/2006	438	[3]	N/A	$25,000

1 This option, granted on December 29, 2006, is exercisable as to 33-1/3% of the shares on each of the third, fourth and fifth anniversary dates. The exercise price is $57.05, the closing price of the Common Stock on the NYSE on the date of grant.

2 This option, granted on December 29, 2006, is exercisable as to 33-1/3% of the shares on each of the third, fourth and fifth anniversary dates. The exercise price is 110% of $57.05, the closing price of the Common Stock on the NYSE on the date of grant.

3 This restricted stock award was granted on December 29, 2006 and vests as to 25% of the shares on each of the first four anniversary dates. The awards were valued at $57.05 per share, the closing price of the Common Stock on December 29, 2006. Dividends are paid on the restricted stock.

OUTSTANDING EQUITY AWARDS AT DECEMBER 31, 2006

The following table sets forth information with respect to all unexercised option and unvested restricted stock awards to our executive officers that were outstanding as of December 31, 2006. Options will become exercisable as to unvested shares and restricted stock will vest (restrictions will lapse) if the executive officer remains employed on the vesting date. The share amounts and option exercise prices in this table have been adjusted, as necessary, to reflect increases resulting from four 10% stock dividends and a 1.3 for 1 stock split previously declared by the Company.

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)
Larry A. Mizel	432,575 196,625 196,625	– – –		$18.47 21.39 21.39	11/19/2011 11/18/2012 11/18/2007	– – –		– – –
	52,496	52,502	[1]	26.56	04/07/2008	–		–
	50,500	202,002	[2]	44.68	11/17/2013	–		–
	–	90,000	[3]	61.98	12/30/2015	–		–
	–	78,000	[4]	62.14	11/22/2014	–		–
	–	78,000	[4]	65.10	11/22/2014	–		–
	–	78,000	[4]	68.06	11/22/2014	–		–
	–	90,000	[5]	68.18	12/30/2015	–		–
	–	90,000	[6]	57.05	12/29/2016	–		–
	–	90,000	[6]	62.76	12/29/2016	–		–

David D. Mandarich	432,575 196,625 196,625	– – –		$18.47 21.39 21.39	11/19/2011 11/18/2012 11/18/2007	– – –		– – –
	52,496	52,502	[1]	26.56	04/07/2008	–		–
	50,500	202,002	[2]	44.68	11/17/2013	–		–
	–	90,000	[3]	61.98	12/30/2015	–		–
	–	78,000	[4]	62.14	11/22/2014	–		–
	–	78,000	[4]	65.10	11/22/2014	–		–
	–	78,000	[4]	68.06	11/22/2014	–		–
	–	90,000	[5]	68.18	12/30/2015	–		–
	–	90,000	[6]	57.05	12/29/2016	–		–
		90,000	[6]	62.76	12/29/2016	–		–

Paris G. Reece III	121,121 55,055	– –		$18.47 21.39	11/19/2011 11/18/2012	– –		– –
	14,156	14,158	[1]	26.56	04/07/2008	–		–
	14,357	57,429	[2]	44.68	11/17/2013	–		–
	–	91,000	[4]	59.18	11/22/2014	–		–
	–	70,000	[5]	61.98	12/30/2015	–		–
	–	70,000	[6]	57.05	12/29/2016	–		–
	–	–		–	N/A	1,815	[8]	$104,018
	–	–		–	N/A	762	[9]	43,620
	–	–		–	N/A	1,268	[10]	72,669
	–	–		–	N/A	876	[11]	50,000

Michael Touff	51,909 23,595	– –		$18.47 21.39	11/19/2011 11/18/2007	– –		– –
	7,864	7,866	[1]	26.56	04/07/2008	–		–
	4,290	17,160	[2]	44.68	11/17/2013	–		–
	1,430	5,720	[7]	44.80	12/12/2013	–		–
	–	39,000	[4]	59.18	11/22/2014	–		–
	–	30,000	[5]	61.98	12/30/2015	–		–
	–	30,000	[6]	57.05	12/29/2016	–		–
	–	–		–	N/A	908	[8]	52,037
	–	–		–	N/A	203	[9]	11,634
	–	–		–	N/A	634	[10]	36,335
	–	–		–	N/A	438	[11]	25,000

1 This option vested as to the remaining shares on April 7, 2007.

2 This option vests as to 25% of the remaining shares on each of November 17, 2007, 2008, 2009 and 2010.

3 This option vests as to 33-1/3% of the shares covered thereby on December 30, 2008; and cumulatively as to an additional 33-1/3% on each of December 30, 2009 and 2010.

4 This option vests as to 20% of the shares covered thereby on November 22, 2007; and cumulatively as to an additional 20% on each of November 22, 2008, 2009, 2010 and 2011.

5 This option vests as to 33-1/3% of the shares covered thereby on December 30, 2008; and cumulatively as to an additional 33-1/3% on each of December 30, 2009 and 2010.

6 This option vests as to 33-1/3% of the shares covered thereby on December 29, 2009; and cumulatively as to an additional 33-1/3% on each of December 29, 2010 and 2011.

7 This option vests as to 25% of the remaining shares on each of December 12, 2007, 2008, 2009 and 2010.

8 The restrictions on these shares lapse as to 33-1/3% of the shares on each of December 30, 2007, 2008 and 2009.

9 The restrictions on these shares lapse on November 17, 2007.

10 The restrictions on these shares lapse as to 50% of the shares on each of November 22, 2007 and 2008.

11 The restrictions on these shares lapse as to 25% of the shares on each of December 29, 2007, 2008, 2009 and 2010.

OPTION EXERCISES AND STOCK VESTED

The following table provides additional information about value realized by executive officers on option award exercises and restricted stock award vestings during the year ended December 31, 2006.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Larry A. Mizel	–	–	–	–
David D. Mandarich	–	–	–	–
Paris G. Reece III	55,055	$1,820,675	3,450	$190,629
Michael Touff	–	–	1,209	$67,155

PENSION BENEFITS AT DECEMBER 31, 2006

The following table shows the present value of accumulated pension benefits as of December 31, 2006.

Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit ($)	Payments During Last Fiscal Year ($)
Larry A. Mizel	Employment Agreement	N/A	$7,268,038	N/A
David D. Mandarich	Employment Agreement	N/A	$6,063,661	N/A
Paris G. Reece III	N/A	N/A	N/A	N/A
Michael Touff	N/A	N/A	N/A	N/A

For a description of the valuation method and the material assumptions used in quantifying the present value of the accumulated Retirement Benefits and the Medical Insurance Benefits, please see Note 7 to the Consolidated Financial Statements in the Company’s Annual Report on Form 10-K for the year ended December 31, 2006. Also, for a description of the Retirement Benefits and the Medical Insurance Benefits, please see “Employment Agreements” above.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

The following table shows potential payments to our executive officers under existing contracts for various scenarios involving a change in control or termination of employment, assuming a December 29, 2006 termination date. Please see the narrative above under “Employment Agreements” and “Certain Other Change in Control Agreements” for a description of payments contemplated by these agreements.

Name	Benefit	Termination w/o Cause or Material Change		Change in Control		After Change in Control - Voluntary Termination [1] or w/o Cause		Voluntary Termination		Death		Disability
Larry A. Mizel	Severance Pay	$3,000,000	[2]			$3,000,000	[2]
	Ann. Incentive Comp.	$61,500,000	[3]			$61,500,000	[3]
	Stock Option Vesting	$4,152,053	[4]	$4,152,053	[4]	$4,152,053	[4]	$183,471	[5]	$6,494	[5]	$183,471	[5]
	Health Care Benefits	$183,471	[5]			$183,471	[5]	$7,084,567	[6]	$3,500,000	[6]	$7,084,567	[6]
	Pension Benefit	$7,084,567	[6]			$7,084,567	[6]

David D. Mandarich	Severance Pay	$2,490,000	[2]			$2,490,000	[2]
	Ann. Incentive Comp.	$41,000,000	[3]			$41,000,000	[3]
	Stock Option Vesting	$4,099,051	[4]	$4,099,051	[4]	$4,099,051	[4]
	Health Care Benefits	$183,471	[5]			$183,471	[5]	$183,471	[5]	$44,802	[5]	$183,471	[5]
	Pension Benefit	$5,880,191	[6]			$5,880,191	[6]	$5,880,191	[6]	$3,500,000	[6]	$5,880,191	[6]

Paris G. Reece III	Severance Pay					$880,000	[7]
	Bonus Payment					$220,000	[8]
	Stock Option Vesting			$1,142,074	[9]	$1,142,074	[9]
	Health Care Benefits					$12,862	[10]

Michael Touff	Severance Pay					$706,000	[7]
	Bonus Payment					$176,500	[8]
	Stock Option Vesting			$539,691	[9]	$539,691	[9]
	Health Care Benefits					$16,089	[10]

1 Following a change in control, Messrs. Mizel and Mandarich may elect to terminate their employment and receive the identified benefits. Following a change in control and a Material Event, Messrs. Reece and Touff may elect to terminate their employment and receive the identified benefits.

2 Calculated as the aggregate base salary earned by the executive during the prior three years.

3 Calculated as 300% for Mr. Mizel and 200% for Mr. Mandarich as of December 29, 2006, based on the bonus paid for 2005. These amounts vary from year to year. If a termination without cause occurred in 2007, this amount would be $28,818,507 and $19,212,338, respectively, for Mr. Mizel and Mr. Mandarich.

4 Amount is the difference between MDC’s stock price at December 29, 2006 and the exercise price of unvested options, to the extent that the stock price exceeds the exercise price. Under the executive’s Employment Agreement, the vesting of all options, dividend equivalents and other rights granted under equity incentive plans and any other Company plans would be accelerated so as to permit the executive to fully exercise all outstanding options and rights, if any, granted to the executive. In the event a Change in Control involves a two-tier tender offer, the Company would pay the executive (at the executive’s election) the difference between the exercise price of the otherwise unvested options and the price offered in the first tier, or adjust the option terms to provide the executive new options with an equivalent value.

5 The amount shown is the total projected Medical Insurance Benefit obligation for the executive, which would provide medical benefits that are at least comparable to those provided to Senior Officers. After the end of his employment term, as of the date the executive becomes totally disabled, as of the date of the executive’s termination without cause or upon the executive’s election to terminate his employment following a change in control, the Company will pay the Medical Insurance Benefit for the duration of the executive’s life. The Medical Insurance Benefit also provides comparable coverage for: (1) the executive’s spouse for duration of the executive’s life and, if she survives him, for an additional 24 months after his death; and (2) each of executive’s children until such child is no longer a dependent; provided that the coverage for the spouse and children will not extend beyond five years after the commencement of the Retirement Benefit.

6 The amount shown is the total projected Retirement Benefit obligation for the executive. The annual Retirement Benefit, which is equal to 70% of the executive’s highest base salary during the final three years of the employment term, is payable in monthly installments beginning on the first day of the month following the last day of the employment term and continuing for the duration of the executive’s lifetime. In the event of death after the Retirement Benefit has commenced, the Company will continue to pay the Retirement Benefit to the executive’s beneficiary until five years after commencement of the benefit. If the Retirement Benefit has not commenced on the date of death, the benefit will commence to be paid to the executive’s beneficiary on the first day of the month following the date of death and will continue for five years.

7 Calculated as two times the executive’s base salary.

8 Calculated as the amount of the executive’s last regular annual bonus, not to exceed 50% of the executive’s annual base salary in effect immediately prior to the Change in Control Event.

9 Amount is the difference between MDC’s stock price at December 29, 2006 and the exercise price of unvested options, to the extent that the stock price exceeds the exercise price. If a Change in Control occurs, all options, dividend equivalents and other rights granted to the employee under any Company equity incentive plans shall be accelerated and shall become exercisable immediately prior to the closing of the Change in Control so as to permit the employee fully to exercise all outstanding options and rights.

10 If a Change in Control Event occurs, the employee shall also be entitled to continue to participate in each of the Company’s employee benefit plans, policies or arrangements which provide insurance and medical benefits on the same basis as was provided to the Employee prior to the Change in Control Event for a period of 12 months after the date of termination of employee’s employment. Amount represents the estimated cost of 12 months of benefits for each employee.

DIRECTOR COMPENSATION

For January 2006, each Director who was not an officer of the Company (“non-employee Director”) was paid $3,000 as a retainer and $1,500 for attending the monthly Board meeting. Effective February 1, 2006, the Company increased the retainer to $4,000 per month and increased the fee for attendance at Board meetings to $2,500 per meeting. Each respective Board committee member was paid $2,500 for attending each meeting of the Audit Committee, $2,000 for attending each meeting of the Compensation and the Corporate Governance/Nominating Committees, and (except for Mr. Mizel) $2,000 per month for service on the Legal Committee. On January 22, 2007, effective as of February 1, 2007, the Board authorized payment of a retainer (in addition to meeting fees) for the chairman of the Compensation Committee and the chairman of the Corporate Governance/Nominating Committee in the amount of $1,250 per month.

Mr. Kemper and Mr. Berman received a monthly retainer during 2006 for services as directors of HomeAmerican. The retainer was $1,500 per month through March 2006 and $2,000 per month thereafter. Mr. Kemper attended eleven meetings and Mr. Berman, who was appointed to the HomeAmerican board in September 2006, attended two meetings. Prior to March 2006, Mr. Buchwald was paid a $4,000 per month retainer for service as chairman of the MDC Land board.

Commencing as of March 1, 2006, in consideration for performing all of the duties and responsibilities of the Lead Director, Mr. Buchwald began to receive monthly compensation of $27,500 in lieu of all other cash compensation paid to independent Directors, including retainer fees and Board and committee meeting fees.

Pursuant to the M.D.C. Holdings, Inc. Stock Option Plan for Non-Employee Directors, approved by the shareowners in 2001, each non-employee Director is granted options to purchase 25,000 shares of Common Stock annually. The options granted annually through 2006 are fully vested as of the date of grant. Each Director also is reimbursed for expenses related to his attendance at Board of Directors and committee meetings.

The following table sets forth information regarding the compensation of the Company’s non-employee Directors for the fiscal year ended December 31, 2006.

Name	Fees Earned or Paid in Cash ($)	Option Awards ($) [1]	Change in Pension Value and Nonqualified Deferred Compensation Earnings		All Other Compensation ($)		Total ($)
Michael Berman	$70,000	$229,000	N/A		N/A		$299,000
Steven J. Borick	$104,000	$229,000	N/A		N/A		$333,000
David E. Blackford	$146,000	$229,000	N/A		N/A		$375,000
Herbert T. Buchwald	$314,500	$229,000	N/A		N/A		$543,500
William B. Kemper	$171,500	$229,000	N/A		N/A		$400,500
Gilbert Goldstein	$106,500	$229,000	$701,285	[2]	$542,000	[3]	$1,578,785

1 Each non-employee Director was granted 25,000 options on October 1, 2006, vesting immediately, at an exercise price of $46.45 per share. The dollar amount shown for each Director is the amount related to stock option grants that was recognized for financial statement reporting purposes in 2006, in accordance with SFAS 123(R). Because the options were granted with immediately vesting, the full grant date fair value of each 2006 award ($229,000 per Director) was expensed immediately upon grant in 2006. For details on the assumptions used to calculate the fair value of options granted, see Note 15 “Stock Based Compensation” to the Consolidated Financial Statements in the Company’s Annual Report on Form 10-K for the year ended December 31, 2006. As of December 31, 2006, Messrs. Goldstein, Buchwald, Kemper, Blackford, Borick and Berman had outstanding option grants of 118,250; 127,575; 82,500; 50,000; 50,000 and 25,000 shares, respectively.

2 The legal services consulting agreement between Gilbert Goldstein, P.C. and the Company provides that, in the event that Mr. Goldstein retires from the practice of law, becomes disabled, dies or the consulting agreement with the Company is not renewed or extended during the term of the agreement, the Company will pay the firm or Mr. Goldstein’s estate, in lieu of any payments or other benefits or services to be provided by the Company pursuant to the agreement, $15,000 per month for five years or the duration of Mr. Goldstein’s life, whichever is longer.

3 “All Other Compensation” for Mr. Goldstein consists of $342,000 related to legal consulting services and a one-time $200,000 bonus related to his exceptional service to the Company over the past 30 years.

COMPENSATION COMMITTEE REPORT

The following Report of the Compensation Committee shall not be deemed to be “filed” with the SEC or to be subject to the liabilities of Section 18 of the Securities Exchange Act of 1934, as amended. The report shall not be deemed to be incorporated by reference into any filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except that it will be deemed “furnished” in the Company’s Annual Report on Form 10-K for 2006, but shall not be deemed incorporated by reference into any filing as a result of being furnished in the Annual Report.

The Compensation Committee hereby confirms that it has reviewed and discussed the Compensation Discussion and Analysis with management and, based on the review and discussions, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement.

COMPENSATION COMMITTEE

William B. Kemper, Chairman

Michael A. Berman

Herbert T. Buchwald

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

The following persons served as members of the Compensation Committee during 2006: Herbert T. Buchwald, William B. Kemper, Steven J. Borick and David E. Blackford. None of the committee members were, during the last fiscal year, officers or employees of the Company, none were formerly officers of the Company and none had a material interest in a “related party” transaction since the beginning of 2006. As noted under “Certain Relationships and Related Transactions” below, California Bank & Trust, of which Mr. Blackford is the Chief Executive Officer, is one of the 23 participating lenders in the Company’s Second Amended and Restated Credit Agreement dated March 22, 2006. Mr. Blackford has no direct or indirect material interest with respect to the Credit Agreement.

AUDIT COMMITTEE REPORT

Notwithstanding anything to the contrary set forth in any of the Company’s filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, that might incorporate future filings, including this Proxy Statement, in whole or in part, the following Report of the Audit Committee shall not be incorporated by reference into any such filing.

Management is responsible for the Company’s internal controls and the financial reporting process. The Company’s independent registered public accounting firm, Ernst & Young LLP (“outside auditors”), are responsible for performing an independent audit of the Company’s consolidated financial statements in accordance with auditing standards generally accepted in the United States of America and for issuing a report thereon. The Audit Committee generally meets monthly, or more often as necessary, to fulfill its responsibility to monitor and oversee these processes, as described in the Audit Committee Charter.

The Audit Committee reviewed and discussed the audited consolidated financial statements of the Company for the year ended December 31, 2006 with the Company’s management, the outside auditors and the Company’s internal audit department. The Audit Committee has discussed with the Company’s outside auditors the matters required to be discussed by Statement on Auditing Standards No. 61 (Communications with Audit Committees).

The Audit Committee has received the written disclosures and the letter from the Company’s outside auditors required by the Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees, and has discussed with the auditors their independence status.

Based on the review and discussions described above, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2006 for filing with the SEC.

AUDIT COMMITTEE

Herbert T. Buchwald, Chairman

Michael A. Berman

David E. Blackford

William B. Kemper

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

The Company leases its headquarters office space at 4350 S. Monaco Street, Denver CO 80237. Approximately 5,437 square feet in the Company’s office building at 4350 S. Monaco Street is subleased by various affiliates of Mr. Mizel, for which they paid rent in 2006 to the Company of approximately $76,000.

Effective as of March 1, 2003, the Company entered into a two-year agreement with Gilbert Goldstein, P.C., of which Gilbert Goldstein, a Director, is the sole shareholder. By amendment dated July 26, 2004, the term of the agreement was extended to February 28, 2006. Pursuant to the agreement, Mr. Goldstein acted as a consultant to the Company on legal matters. In return, from March 1, 2003 through February 28, 2006, the Company paid Mr. Goldstein’s firm $21,000 per month for a minimum of 30 hours per week in legal services; and $180 per hour for services performed in excess of 120 hours in any month. Effective March 1, 2006, the Company entered into a new agreement with Mr. Goldstein’s firm in which the Company has agreed that, from March 1, 2006 through February 28, 2008, it will pay Mr. Goldstein’s firm $30,000 per month. In the event that Mr. Goldstein retires from the practice of law, becomes disabled, dies or the consulting agreement with the Company is not renewed or extended during the term of the agreement, the Company will pay the firm or Mr. Goldstein’s estate, in lieu of any other payments, other benefits or services to be provided by the Company pursuant to the agreement, $15,000 per month for five years or the duration of Mr. Goldstein’s life, whichever is longer.

Pursuant to the terms of the consulting agreement, the Company also provides Mr. Goldstein’s firm with office space in the Company’s office building at 4350 S. Monaco Street, which space has an estimated annual rental value of $7,000. Pursuant to the terms of the consulting agreement, the Company also provides Mr. Goldstein’s firm with secretarial services (in 2006, the secretary received a salary of approximately $40,000, plus benefits), and reimburses actual expenses incurred related to services provided by the firm. Payment of $342,000 was made directly to Mr. Goldstein’s firm in 2006 for services performed. On February 20, 2006, the Board approved payment to Mr. Goldstein’s firm of a one-time cash bonus in the amount of $200,000 for additional services and exceptional value previously provided to the Company.

During 2006, the Company paid a firm owned by Carol Mizel, Mr. Mizel’s spouse, $120,000 for consulting services in connection with corporate and consumer marketing, merchandising, design work, human resources development, product development, and such other matters as were requested by the Company’s senior management. The firm, Mizel Design and Decorating Company, provided these services under an Independent Contractor Agreement with the Company, dated as of January 1, 2005. The Company also provides Ms. Mizel with office space in the Company’s office building at 4350 S. Monaco Street, which has an estimated annual rental value of approximately $3,000.

On February 24, 2005, effective as of January 1, 2005, Larry A. Mizel, Chief Executive Officer, and David D. Mandarich, President and Chief Operating Officer, each entered into a lease agreement with the Company and MDC Land for their non-business use of Company aircraft when the aircraft are not required for Company business. The lease agreements require payment of the Incremental Expenses incurred by the Company for each non-business use, as defined in the lease agreements. The Incremental Expenses represent the maximum reimbursement permitted by the Federal Aviation Administration in Federal Aviation Regulation Part 91.501(d). Copies of the lease agreements have been filed with the SEC on Form 8-K. For 2006, Mr. Mizel and Mr. Mandarich paid in advance $410,680 and $75,221, respectively, for future non-business aircraft use. They each incurred, respectively, $328,486 and $56,268 in actual lease payments for 2006. Accordingly, they each had a credit balance at the end of the year of $82,194 and $18,953, respectively. To the extent the fair market value charter rate of the aircraft exceeds the time share lease payments, income is imputed to the executive officer, who pays income taxes on the imputed income. In addition, when seats on the aircraft are available on a business flight and occupied for non-business purposes, income is imputed to the executive officer, who pays federal income tax based on the SIFL rules of the Internal Revenue Service. The executive officers also pay federal excise tax for the non-business use of the aircraft.

Christopher Mandarich, the son of David D. Mandarich, is employed by one of the Company’s subsidiaries as a regional president. In 2006, Christopher Mandarich was paid a salary of $240,000 and a performance bonus of $750,000, he was awarded 307 shares of unrestricted Common Stock (valued at the closing price of $65.18 on January 13, 2006) and was awarded 789 shares of restricted Common Stock, vesting 25% per year over four years (valued at the closing price of $63.45 on January 26, 2006). On December 29, 2006, the Company granted him a stock option covering 5,000 shares of Common Stock, exercisable as to 33 1/3% of the shares on each of the second, third and fourth anniversary dates of the date of grant, with an exercise price of $57.05 per share, the closing price of the Common Stock on the date of grant.

In the ordinary course of its business, HomeAmerican originates mortgage loans to Company employees. Substantially all of the mortgage loans originated by HomeAmerican are sold to investors within 45 days of origination. Mortgage loans originated for Company employees are made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons and did not involve more than the normal risk of collection or present other unfavorable features. In December 2005, the son of Paris G. Reece III, who was an employee of one of the Company’s subsidiaries, purchased a Richmond American home for $269,065, on the same terms offered to the public, and obtained a mortgage loan in the amount of $215,000 from HomeAmerican, also on terms offered to the public. Mr. Reece is a co-borrower on the mortgage loan.

Director David E. Blackford is the Chief Executive Officer of California Bank & Trust. That bank is one of the 23 participating lenders in the Company’s Second Amended and Restated Credit Agreement dated March 22, 2006, which is the Company’s homebuilding line of credit. In 2006, California Bank & Trust received interest and fees from the Company representing less than 0.013% of the bank’s total revenue. Mr. Blackford has no direct or indirect material interest with respect to the Company’s homebuilding line of credit.

For 2006, the Company committed to contributing $3.3 million to the MDC/Richmond American Homes Foundation (the “Foundation”), a Delaware non-profit corporation that was incorporated on September 30, 1999. In June 2006 and January 2007, the Company contributed to the Foundation 29,798 shares and 24,703 shares of Common Stock, respectively, in fulfillment of the 2006 commitment. The Foundation is a non-profit organization operated exclusively for charitable, educational and other purposes beneficial to social welfare within the meaning of Section 501(c)(3) of the Internal Revenue Code. The following Directors and/or officers of the Company are the trustees of the Foundation, all of whom serve without compensation:

Name	Title
Larry A. Mizel	Trustee, President and Assistant Secretary
Paris G. Reece III	Trustee, Vice President and Secretary
Steven J. Borick	Trustee
Gilbert Goldstein	Trustee
David D. Mandarich	Trustee

The authority to vote all securities that the Foundation is entitled to vote is vested in the five member board of trustees and voting of the securities is determined by majority vote of the board of trustees. Additionally, action is taken with respect to the Foundation’s investments by majority vote of at least three trustees. Accordingly, none of the trustees should be considered to beneficially own securities held by the Foundation. As permitted by the Foundation’s Bylaws, the Trustees have established an Investment Committee, consisting of Trustees Borick, Mizel and Reece, to supervise the finances of and make investment decisions for the Foundation in furtherance of its purposes. Also as permitted by the Bylaws, the Trustees have established a Donations Committee, consisting of Trustees Borick, Mandarich and Mizel, to supervise donations and make donation decisions for the Foundation in furtherance of its purposes.

REVIEW OF TRANSACTIONS WITH RELATED PERSONS

Our Corporate Code of Conduct addresses conflicts of interest, noting that personal interests of our employees and Directors and their family members can sometimes come into conflict, or create the appearance of a conflict, with the Company’s interest. Accordingly, the Code of Conduct requires all employees (including our executive officers) and our Directors to immediately report conflicts of interest or transactions that create the appearance of a conflict of interest. These reports are to be made immediately to a Company compliance officer (as identified in the Code of Conduct), the Company’s Asset Management Committees, or, for members of the Company’s Board of Directors, to the Audit Committee, for a determination as to compliance with the Code of Conduct.

The Audit Committee’s charter provides for the Committee to be informed of related party transactions. In support of this and the Company’s SEC reporting requirements, the following written procedure has been adopted. Specifically, the Directors and executive officers are to report to the Company’s legal department all related party transactions between the Company (or any of its subsidiaries) and any of the executive officers and Directors, including any of their family members.

BENEFICIAL OWNERSHIP OF COMMON STOCK

The table below sets forth information with respect to those persons known to the Company, as of April 27, 2007, to have owned beneficially 5% or more of the outstanding shares of Common Stock and the number of shares beneficially owned by the Company’s executive officers individually and by all of the Company’s executive officers and Directors as a group. The information as to beneficial ownership is based upon statements furnished to the Company by such persons, including Schedule 13G statements filed under the Securities Exchange Act of 1934, as amended. Information with respect to the beneficial ownership of shares of Common Stock held by each of the Directors and nominees (two of the Directors also being executive officers who each beneficially own more than 5% of the outstanding shares of Common Stock) is set forth in “Election of Directors” above.

Name and Address of Beneficial Owner (1)	Number of Shares of Common Stock Owned Beneficially		Percent of Class (2)
Greenlight Capital, L.L.C. and affiliates 140 East 45th Street, 24th Floor New York, NY 10017	4,430,000	(3)	9.7%

Ziff Asset Management, L.P. 283 Greenwich Avenue Greenwich, CT 06830	4,274,970	(4)	9.4%

Franklin Resources, Inc. One Franklin Parkway Building 920 San Mateo, CA 94403	3,585,171	(5)	7.8%

Paris G. Reece III 4350 South Monaco St., Suite 500 Denver, CO 80237	475,525	(6)	1.0%

Michael Touff 4350 South Monaco St., Suite 500 Denver, CO 80237	195,821	(7)	*

All executive officers and Directors as a group (10 persons)	13,094,155		26.4%

*	Less than 1%.

(1)	The address of Messrs. Mizel and Mandarich, the Directors who each beneficially own more than 5% of the outstanding shares of Common Stock, is 4350 South Monaco Street, Suite 500, Denver, Colorado 80237. (See “Election of Directors” above.)

(2)	Based on 45,722,000 shares outstanding at April 27, 2007, except as otherwise noted. In calculating the percentage of ownership, all shares of Common Stock the identified person or group had the right to acquire within 60 days of the Record Date by the exercise of options are deemed to be outstanding for the purpose of computing the percentage of the shares of Common Stock owned by such person or group but are not deemed to be outstanding for the purpose of computing the percentage of the shares of Common Stock owned by any other person. As a group, the executive officers and Directors had the right to acquire within 60 days of the Record Date by the exercise of options an aggregate of 2,314,927 shares of Common Stock.

(3)	Based on Form 13F filed with the SEC on February 14, 2007 and Schedule 13G/A filed with the SEC on February 14, 2006. The 2006 Schedule 13G/A disclosed that: Greenlight Capital, L.L.C. has sole voting power and sole dispositive power over 2,039,400 shares; Greenlight Capital, Inc. has sole voting power and sole dispositive power over 2,065,000 shares; DME Advisors, L.P. has sole voting power and sole dispositive power over 325,600 shares; and David Einhorn has sole voting power and sole dispositive power over 4,430,000 shares.

(4)	Schedule 13G/A filed with the SEC on February 12, 2007 disclosed that: Ziff Asset Management, L.P., PBK Holdings, Inc., Philip B. Korsant and ZBI Equities, L.L.C. have shared voting power and shared dispositive power over 4,274,970 shares.

(5)	Schedule 13G/A filed with the SEC on February 5, 2007 disclosed that: Franklin Resources, Inc., Charles B. Johnson and Rupert H. Johnson, Jr. have no voting or dispositive power; Franklin Advisers, Inc. has sole voting power and sole dispositive power over 2,637,840 shares; Franklin Advisory Services, LLC has sole voting power over 931,300 shares and sole dispositive power over 935,300 shares; Franklin Templeton Investments Corp. has sole voting power and sole dispositive power over 7,300 shares; Franklin Templeton Portfolio Advisers, Inc. has sole voting power and sole dispositive power over 2,421 shares; Franklin Templeton Investment Management Limited has sole dispositive power over 2,000 shares; and Franklin Templeton Investments (Asia) Limited has sole voting power and sole dispositive power over 310 shares.

(6)	Includes 218,847 shares of Common Stock that Mr. Reece has the right to acquire within 60 days of the Record Date by the exercise of stock options at prices ranging from $18.47 to $44.68 per share. Mr. Reece has sole voting and investment power with respect to the shares set forth in the table.

(7)	Includes 73,359 shares of Common Stock that Mr. Touff has the right to acquire within 60 days of the Record Date by the exercise of stock options at prices ranging from $18.47 to $44.80 per share. Mr. Touff has sole voting and investment power with respect to the shares set forth in the table.

No change in control of the Company has occurred since the beginning of the last fiscal year. The Company knows of no arrangement the operation of which, at a subsequent date, may result in a change in control of the Company.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

The Company’s executive officers and Directors and any beneficial owner of more than ten percent of the Company’s Common Stock are required under Section 16(a) of the Securities Exchange Act of 1934, as amended, to file initial reports of ownership and reports of changes in ownership of Common Stock of the Company with the SEC and furnish copies of those reports to the Company. Based solely upon a review of the copies of reports furnished to the Company and written representations received from reporting persons, the Company believes that during the year ended December 31, 2006, all such reports were filed on a timely basis.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Ernst & Young LLP audited the Company’s consolidated financial statements for the year ended December 31, 2006. The Company’s audit engagement agreement with Ernst & Young LLP provides for that firm to perform audit services for the Company’s subsequent fiscal years based on the terms and conditions set forth in the agreement until either the Audit Committee or Ernst & Young LLP terminates the agreement. A representative of Ernst & Young LLP is expected to be present at the Meeting and will have the opportunity to make a statement if so desired and will be available to respond to appropriate questions.

Audit Fees and All Other Fees

A summary of the fees of Ernst & Young LLP for the years ended December 31, 2006 and 2005 are set forth below:

	2006 Fees	2005 Fees
Audit Fees (1)	$1,420,869	$1,261,595
Audit-Related Fees (2)	-0-	15,500
Tax Fees (3)	62,432	77,190
All Other Fees (4)	2,690	2,690

Total Fees	$1,485,991	$1,356,975

(1)	Consists of fees and expenses for the audit of consolidated financial statements and SAS 100 interim reviews, the audit of internal control over financial reporting and services rendered in connection with SEC filings.

(2)	Consists of fees and expenses for audits and accounting consultations in connection with potential transactions.

(3)	Consists of fees and expenses for tax consulting and return preparation services.

(4)	Consists of fees for access to Ernst & Young LLP online resources.

Audit Committee Pre-Approval Procedures

Under the procedures established by the Audit Committee, all audit services and all non-audit services by the Company’s auditors are to be pre-approved by the Audit Committee, subject to the de minimus exception provided under Section 202 of the Sarbanes-Oxley Act. In certain cases, pre-approval is provided by the committee for up to a year as to particular categories of services, subject to a specific budget. The committee also has delegated to each of its members the authority to grant pre-approvals, such pre-approvals to be presented to the full committee at the next scheduled meeting. The Audit Committee did not apply the de minimus exception provided under Section 202 of the Sarbanes-Oxley Act in 2006 or 2005.

OTHER MATTERS

Management and the Board of Directors of the Company know of no matters to be brought before the Meeting other than as set forth above. However, if any other matters are properly presented to the shareowners for action, it is the intention of the proxy holders named in the enclosed proxy to vote in their discretion on all matters on which the shares represented by such proxy are entitled to vote.

SHAREOWNER PROPOSALS

Any proposal a shareowner desires to present at the 2008 Annual Meeting of Shareowners and to have included in the Company’s proxy soliciting materials pursuant to Rule 14a-8 of the Securities Exchange Act of 1934, as amended, must be received in writing by the Secretary of the Company prior to January 3, 2008. However, if the date of the 2008 Annual Meeting changes by more than 30 days from the date of the 2007 Annual Meeting, then the deadline is a reasonable time before the Company begins to print and mail its proxy materials as the Company shall inform the shareowners. If notice of any such proposal is not submitted in writing and received by the Company at the address appearing on the first page of this proxy statement by such date, then such proposal will not be described in the proxy statement for the 2008 Annual Meeting, it will be deemed “untimely” for purposes of Rule 14a-4 and Rule 14a-5 under the Securities Exchange Act of 1934 and the persons appointed as the Company’s proxies will have the right to exercise discretionary voting authority with respect to such proposal.

For shareowner proposals submitted outside the Rule 14a-8 process, the Company’s By-Laws provide that only business properly brought before a meeting will be transacted. For business to be properly brought before a meeting by a shareowner, the shareowner must give timely notice thereof in writing to the Secretary of the Company. To be timely, the notice must be delivered to, or mailed and received at, the principal executive offices of the Company not less than 60 days nor more than 90 days prior to the meeting; however, in the event that less than 75 days’ notice or prior public disclosure of the date of such meeting is given or made to shareowners, notice by the shareowner to be timely must be so received not later than the close of business on the 10th day following the day on which notice of the date of the meeting was mailed or such public disclosure was made. A shareowner’s notice to the Secretary shall set forth as to each matter the shareowner proposes to bring before the meeting: (i) a brief description of the business desired to be brought before the meeting and the reasons for conducting such business at the meeting, (ii) the name and record address of the shareowner proposing such business, (iii) the class and number of shares of the Company which are beneficially owned by the shareowner and (iv) any material interest of the shareowner in such business.

BY THE ORDER OF THE BOARD OF DIRECTORS,

Larry A. Mizel

Chairman of the Board

M.D.C. HOLDINGS, INC.

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS

PROXY FOR ANNUAL MEETING OF SHAREOWNERS — JUNE 25, 2007

The undersigned hereby appoints PARIS G. REECE III and MICHAEL TOUFF, or either one of them, as proxies or proxy for the undersigned, each with full power of substitution and resubstitution, to attend the 2007 Annual Meeting of Shareowners and any adjournments or postponements thereof (the “Meeting”) and to vote as designated below, all the shares of Common Stock of M.D.C. HOLDINGS, INC. that the undersigned is entitled to vote. In their discretion, the proxies are hereby authorized to vote upon such other business as may properly come before the Meeting and any adjournments or postponements thereof.

Please specify your choice by clearly marking the appropriate box. Unless otherwise specified, this proxy will be voted “FOR” Proposal 1.

☒	Please mark your votes as in this example.
THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF MESSRS. BERMAN, BUCHWALD AND MIZEL.
1.	ELECTION OF DIRECTORS.
NOMINEES: Michael A. Berman, Herbert T. Buchwald and Larry A. Mizel

☐ FOR                    ☐ WITHHELD

☐ FOR, except vote withheld from the following nominee(s):

(continued and to be signed and dated on the other side)

2.	To vote upon such other business as may properly come before the Meeting or any adjournment or postponement thereof.

Please sign exactly as your name appears on this proxy. Joint owners should each sign individually. If signing as attorney, executor, administrator, trustee or guardian, please include your full title. Corporate proxies should be signed by an authorized officer.

Signature(s):

Date:

Signature(s):

Date: